UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

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March 18, 2010

To the Stockholders of

TORCHMARK CORPORATION (the Company):

Torchmark’s 2010 annual meeting of stockholders will be held at Company headquarters, 3700 South Stonebridge Drive, McKinney, Texas 75070 at 10:00 a.m., Central Daylight Time, on Thursday, April 29, 2010. The meeting will be conducted using Robert’s Rules of Order and Torchmark’s Shareholder Rights Policy. This policy is posted on Torchmark’s web site at http://www.torchmarkcorp.com or you may obtain a printed copy by writing to the Corporate Secretary at 3700 South Stonebridge Drive, McKinney, Texas 75070.

The accompanying notice and proxy statement discuss proposals which will be submitted to a stockholder vote. Assuming that the Company’s proposal to amend Torchmark’s By-Laws and Certificate of Incorporation to remove supermajority voting provisions is approved by the stockholders, the Board of Directors intends to further amend the By-Laws to:

•	provide for a phased-in declassification of the Board beginning with the 2011 election of directors;

•	permit stockholders to act by written consent; and

•	provide for majority voting in uncontested director elections.

We believe that all of these actions will result in improved corporate governance at the Company.

If you have any questions or comments about the matters discussed in the proxy statement or about the operations of your Company, we will be pleased to hear from you.

It is important that your shares be voted at this meeting. Please mark, sign, and return your proxy or vote over the telephone or on the Internet. If you attend the meeting, you may withdraw your proxy and vote your stock in person if you desire to do so.

We hope that you will take this opportunity to meet with us to discuss the results of operations of the Company during 2009.

Sincerely,

Mark S. McAndrew
Chairman and Chief Executive Officer

Notice of Annual Meeting of Stockholders

to be held April 29, 2010

To the Holders of Common Stock of

TORCHMARK CORPORATION

The annual meeting of stockholders of Torchmark Corporation will be held at Company Headquarters, 3700 South Stonebridge Drive, McKinney, Texas 75070 on Thursday, April 29, 2010 at 10:00 a.m., Central Daylight Time. Directions to attend the annual meeting where you may vote in person can be found on our website: www.torchmarkcorp.com. The meeting will be conducted in accordance with Robert’s Rules of Order and Torchmark’s Shareholder Rights Policy. You will be asked to:

(1) Elect the three nominees shown in the proxy statement as directors to serve for their designated terms or until their successors have been duly elected and qualified.

(2) Consider ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company.

(3) Approve amendments to the Company’s Amended and Restated By-Laws and the Restated Certificate of Incorporation, as amended to date, to eliminate the supermajority voting provisions.

(4) Approve an amendment to the Company’s Restated Certificate of Incorporation to repeal the “fair price” provisions.

(5) Transact any other business that properly comes before the meeting.

The Board of Directors recommends that you vote FOR Proposals (1), (2), (3) and (4) above. These matters are more fully discussed in the accompanying proxy statement.

The close of business on Tuesday, March 2, 2010 is the date for determining stockholders who are entitled to notice of and to vote at the annual meeting. You are requested to mark, date, sign, and return the enclosed form of proxy in the accompanying envelope, whether or not you expect to attend the annual meeting in person. You may also choose to vote your shares over the telephone or on the Internet. You may revoke your proxy at any time before it is voted at the meeting.

The annual meeting may be adjourned from time to time without further notice other than by an announcement at the meeting or at any adjournment. Any business described in this notice may be transacted at any adjourned meeting.

By Order of the Board of Directors

Carol A. McCoy
Vice President, Associate Counsel & Secretary

McKinney, Texas

March 18, 2010

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 29, 2010:

The Company’s Proxy Statement and Annual Report are available at http://www.torchmarkcorp.com/annualreport.htm.

PROXY STATEMENT

Solicitation of Proxies

The Board of Directors of Torchmark Corporation (the Company) solicits your proxy for use at the 2010 annual meeting of stockholders and at any adjournment of the meeting. The annual meeting will be held at the Company Headquarters, 3700 South Stonebridge Drive, McKinney, Texas 75070 at 10:00 a.m., Central Daylight Time on Thursday, April 29, 2010. Mark S. McAndrew and Larry M. Hutchison are named as proxies on the proxy/direction card. They have been designated as directors’ proxies by the Board of Directors.

If the enclosed proxy/direction card is returned, properly executed, and in time for the meeting, your shares will be voted at the meeting. All proxies will be voted in accordance with the instructions set forth on the proxy/ direction card. If proxies are executed and returned which do not specify a vote on the proposals considered, those proxies will be voted FOR proposals 1, 2, 3 and 4. You have the right to revoke your proxy by giving written notice of revocation addressed to the Secretary of the Company at 3700 South Stonebridge Drive, McKinney, Texas 75070 at any time before the proxy is voted at the meeting.

The proxy/direction card is considered to be voting instructions furnished to the respective trustees of each of the Torchmark Corporation Savings and Investment Plan, the Profit-Sharing and Retirement Plan of Liberty National Life Insurance Company and the Liberty National Life Insurance Company 401(k) Plan with respect to shares allocated to individual’s accounts under these plans. If the account information is the same, participants in one or more of the plans who are also shareholders of record will receive a single card representing all their shares. If a plan participant does not return a proxy/direction card to the Company, the trustees of any plan in which shares are allocated to the participant’s individual account will vote those shares in the same proportion as the total shares in that plan for which directions have been received.

A plurality vote of the holders of the issued and outstanding common stock of the Company represented in person or by proxy at the stockholders meeting is required to elect directors. A simple majority vote of the holders of the issued and outstanding common stock of the Company represented in person or by proxy at the stockholders meeting is required to ratify the appointment of the Company’s independent registered public accounting firm. A vote of 80% of the holders of the issued and outstanding common stock represented in person or by proxy at the stockholders’ meeting is required to adopt the amendments to the Company’s Amended and Restated By-Laws and its Restated Certificate of Incorporation, as amended to date. Abstentions are considered as shares present and entitled to vote. Abstentions have the same legal effect as a vote against a matter presented at the meeting. Any shares for which a broker or nominee does not have discretionary voting authority under applicable New York Stock Exchange rules will be considered as shares not entitled to vote and will not be considered in the tabulation of the votes.

Record Date and Voting Stock

Each stockholder at the close of business on March 2, 2010 is entitled to one vote for each share of common stock held on that date upon each proposal to be voted on by the stockholders at the meeting. At the close of business on March 2, 2010, there were 82,921,737 shares of common stock of the Company outstanding. There is no cumulative voting of the common stock. Pursuant to a policy adopted by the Board of Directors, voting is confidential, with exceptions made to allow the Company to contact shareholders so as to reach quorum for meetings, in the event of a contested election and in the event comments are included on a proxy/direction card.

Principal Stockholders

The following table lists all persons known to be beneficial owners of more than five percent of the Company’s outstanding common stock as of December 31, 2009, as indicated from Schedule 13G filings with the Securities and Exchange Commission.

Name and Address	Number of Shares		Percent of Class

Pzena Investment Management, LLC 120 West 45th Street, 20th Floor New York, New York 10036	5,968,466	(1)	7.2%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	4,276,778	(2)	5.16%

(1)	Pzena Investment Management, LLC, a Delaware investment adviser, has sole power to vote or direct the vote on 5,051,689 shares and sole power to dispose or direct the disposition of 5,968,466 shares.

(2)	The Vanguard Group, Inc. reports the sole power to vote or direct the vote of 132,043 shares, sole power to dispose of or direct the disposition of 4,158,535 shares and shared power to dispose or to direct the disposition of 118,243 shares (This shared power to dispose is held through its wholly-owned subsidiary, Vanguard Fiduciary Trust Company (VFTC) as a result of its service as investment manager of collective trust accounts. VFTC directs the voting of such shares.).

PROPOSAL NUMBER 1

Election of Directors

The Company’s By-laws provide that there will be not less than seven nor more than fifteen directors with the exact number to be fixed by the Board of Directors. In February 2010, the Board increased the number of directors to eleven from ten persons and elected Darren Rebelez to fill the newly created directorship, serving pursuant to the Board’s established policy until the 2010 Annual Meeting of Stockholders. Also, in February 2010, the Board reduced the number of directors to ten persons effective upon the retirement of Joseph L. Lanier, Jr., as discussed below.

The Board of Directors proposes the election of Charles E. Adair, Lloyd W. Newton and Darren M. Rebelez as directors, to hold office for a term of three years, expiring at the close of the annual meeting of stockholders to be held in 2013 or until their successors are elected and qualified. Messrs. Adair, Newton and Rebelez’s current terms expire at the 2010 Annual Meeting of Stockholders. Joseph L. Lanier, Jr. reached the retirement age for non-officer directors of 78 and will retire from the Board as of the April 29, 2010 Annual Meeting of Stockholders. The term of office of the other seven directors continues until the close of the annual meeting of stockholders in the year shown in the biographical information below or until their successors are elected and qualified.

Non-officer directors first elected to the Board of Directors prior to April 28, 2005 retire from the Board of Directors at the annual meeting of stockholders which immediately follows their 78th birthday. Non-officer directors first elected to the Board after April 28, 2005 retire from the Board at the annual meeting of stockholders immediately following their 74th birthday. Directors who are employees/officers of the Company retire from active service as directors at the annual stockholders meeting immediately following their 65th birthday.

If any of the nominees becomes unavailable for election, the directors’ proxies will vote for the election of any other person recommended by the Board of Directors unless the Board reduces the number of directors.

The Board recommends that the stockholders vote FOR the nominees.

Profiles of Directors and Nominees(1)

Charles E. Adair (age 62) has been a director since April 2003. He is also a director of Tech Data Corporation and PSS World Medical, Inc. He formerly served as a director of Performance Food Group, Inc. (1993-2008). Principal Occupation: Partner, Cordova Ventures, Montgomery, Alabama, a venture capital management company since December 1993.

Mr. Adair brings to the Board more than 20 years of experience as the former President and Chief Operating Officer of a NASDAQ-listed pharmaceutical and medical supplies distributor. In his current role as a partner in a venture capital management company, he has served on both public and private company boards, participating in acquisitions, divestitures and debt and equity financings.

David L. Boren (age 68) has been a director of the Company since April 1996. His term expires in 2012. He is also a director of AMR Corporation, Continental Resources, Inc. and Texas Instruments, Inc. He formerly served as a director of Hiland Partners, L.P. (2006-2008). Principal occupation: President of The University of Oklahoma, Norman, Oklahoma since November 1994; Co-Chair, President’s Intelligence Advisory Board, U.S. Government 2009-Present; Chairman, Oklahoma Foundation for Excellence Board of Trustees 1984-Present.

Mr. Boren brings to the Board a diverse set of skills with a focus on governance, human resources and compensation issues from his experiences as an Oklahoma state legislator, a former Governor of and U.S.

Senator from Oklahoma and his present position as the President of the University of Oklahoma, where he oversees 13,000 employees and an annual operating budget of $1.5 billion.

M. Jane Buchan (age 46) has been a director of the Company since October 2005. Her term expires in 2012. Principal Occupation: Chief Executive Officer and Managing Director of Pacific Alternative Asset Management Company, LLC, Irvine, California, an institutional fund of funds for pension plans of corporations, state governments and foreign retirement trusts, since March 2000.

Ms. Buchan’s 23 year career as an investment professional including experience as an analyst at J.P. Morgan Investment Management, various positions (including Director of Quantitative Analysis and Chief Investment Officer of Non-Directional Strategies) at Collins Associates, an institutional fund of funds and consulting firm, and as founder, Managing Director and CEO of Pacific Alternative Asset Management Company provides the Board with a broad range of investment management skills.

Robert W. Ingram (age 61) has been a director of the Company since October 2005. His term expires in 2012. Principal Occupation: Retired Accounting Educator. (Senior Associate Dean 2004-May, 2008 and Ross-Culverhouse Professor of Accounting in Culverhouse College of Commerce, University of Alabama, Tuscaloosa, Alabama 2002-July 2009).

Mr. Ingram’s background of 32 years as an accounting educator at the undergraduate and graduate collegiate levels in four different universities and his experience as Director of the Culverhouse School of Accountancy and Senior Associate Dean of the Culverhouse College of Commerce at the University of Alabama provides the Board with extensive accounting and financial reporting expertise.

Mark S. McAndrew (age 56) has been a director of the Company since July 1998. His term expires in 2011. Principal occupation: Chairman since February 2006 and Chief Executive Officer since August 2005 of the Company. (Chairman of Insurance Operations of the Company, February 2003-August 2005; Chief Executive Officer September 1999-August 2005 and President October 1991-August 2005 of Globe.)

Mr. McAndrew has been employed within the Company organization for more than 29 years in a number of positions and areas with a focus on internal auditing, direct response marketing and sales and corporate administration. He has served in a variety of senior executive positions at all of the Company’s insurance subsidiaries, including as President and Chief Executive Officer of Globe, United American and American Income, as well as in the parent holding company.

Lloyd W. Newton (age 67) has been a director of the Company since April 2006. He is also a director of Goodrich Corporation and Sonoco Products Company. Principal Occupation: Consultant. (Executive Vice President of Pratt & Whitney Military Engines, a Division of United Technologies Corporation, East Hartford, Connecticut, a manufacturer of aircraft engines, gas turbines and space propulsion systems, August 2000-March 2006).

Mr. Newton’s experiences as a retired U.S. Air Force General serving as Commander of Air Education and Training Command where he was responsible for the recruitment, training and education of Air Force personnel, allow him to provide with Board with extensive human resources and management expertise. His work at Pratt & Whitney Military Engines after retiring from the Air Force furnishes an international sales and business development perspective to the Board.

Sam R. Perry (age 75) has been a director of the Company since October 2004. His term expires in 2011. Principal occupation: Attorney in Private Practice, Austin, Texas, since October 2004. (Shareholder and Of Counsel at Sneed Vine & Perry P.C., Austin, Texas December 2003-September 2004.)

Mr. Perry contributes to the Board from his more than 50 years of experience as a practicing attorney representing insurance companies in corporate and regulatory matters. His legal practice in a large Austin, Texas firm and as a sole practioner after retirement from that firm has included acquisitions and dispositions of both insurance companies and blocks of insurance business as well as a wide variety of insurance regulatory issues and appearances before insurance and other regulators.

Darren M. Rebelez (age 44) has been a director of the Company since February 2010. principal occupation: Executive Vice President and Chief Operating Officer of 7-Eleven, Inc., Dallas, Texas, the world’s largest operator, franchisor and licensor of convenience stores since August 2007. (US On the Run Franchise Manager and various executive positions, ExxonMobil Corporation, Fairfax, Virginia, July 2001-July 2007).

Mr. Rebelez brings to the Board experience as Chief Operating Officer of a large convenience store company targeted toward the middle income market with an emphasis on store development, franchising, information technology and business transformation. His prior work at ExxonMobil and Thornton Oil Corporation provides the Board with expertise in merchandising, strategic planning, management and marketing.

Lamar C. Smith (age 62) has been a director of the Company since October 1999. His term expires in 2011. Principal Occupation: Author and Retired Financial Services Executive. (Chairman January 1992-January 2007 and Chief Executive Officer 1990-April 2007 of First Command Financial Services, Inc., Fort Worth, Texas, a financial services company providing insurance, mutual funds and banking services to current and former commissioned and non-commissioned military officers; Chairman of First Command Bank, a subsidiary of First Command Financial Services, Inc., May 2007 - September 2007).

Mr. Smith’s experiences during a 30 year career at First Command Financial Services, including service as its President and Chief Operating Officer and as its Chairman and Chief Executive Officer, permit him to furnish the Board with an extensive perspective on insurance marketing issues and all aspects of the operations of a large independent insurance and financial services agency.

Paul J. Zucconi (age 69) has been a director of the Company since July 2002. His term expires in 2012. He is also a director of Titanium Metals Corporation, American Beacon Funds (17 funds) and Affirmative Insurance Holdings, Inc. Principal occupation: Business Consultant, Plano, Texas, since January 2001.

Mr. Zucconi brings to the Board extensive experience in accounting, financial reporting and auditing (both internal and independent) from his 33 year career with KPMG, where he was a partner for 25 years and very active in professional practice areas, including 17 years as a SEC Reviewing Partner. Since his retirement in 2001, he has worked as a business consultant using his accounting expertise.

(1)	Liberty, Globe, United American, American Income and UILIC as used in this proxy statement refer to Liberty National Life Insurance Company, Globe Life And Accident Insurance Company, United American Insurance Company, American Income Life Insurance Company and United Investors Life Insurance Company, subsidiaries of the Company.

PROPOSAL NUMBER 2

Approval of Auditors

A proposal to ratify the appointment of the firm of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2010 will be presented to the stockholders at the annual meeting. Deloitte & Touche LLP served as the independent registered public accounting firm of Torchmark, auditing the financial statements of the Company and its subsidiaries for the fiscal year ended December 31, 2009 and has served in this capacity since 1999. The Audit Committee of the Board has appointed Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for 2010 and has recommended that the stockholders ratify the appointment of Deloitte & Touche LLP for 2010.

A representative of Deloitte & Touche LLP is expected to be present at the meeting and available to respond to appropriate questions and, although the firm has indicated that no statement will be made, an opportunity for a statement will be provided.

If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the selection of an independent registered public accounting firm will be reconsidered by the Audit Committee of the Board of Directors.

The Board recommends that stockholders vote FOR the proposal.

PROPOSAL NUMBER 3

Amendment of the Company’s Certificate of Incorporation and Bylaws

to Eliminate Supermajority Voting Provisions

General

Torchmark’s Board of Directors has approved, and recommends that Torchmark’s stockholders approve, an amendment to the Company’s Amended and Restated By-Laws (as amended to date, the “By-Laws”), as well as an amendment to the Company’s Restated Certificate of Incorporation (as amended to date, the “Certificate”), in order to eliminate the supermajority voting provisions described below.

In determining whether these amendments are in the best interests of the Company’s stockholders, the Governance and Nominating Committee of the Board and the full Board considered arguments for and against the supermajority voting requirements that were adopted by the Board and approved by the Company’s stockholders in 1984. The Board considered that the provisions requiring a supermajority vote to amend certain provisions of the By-Laws can be viewed as facilitating corporate governance stability by requiring broad stockholder consensus to effect changes. The Board also considered the views of many investors and others who believe that these provisions are inconsistent with principles of good corporate governance because they limit stockholders’ ability to participate effectively in corporate governance. For example, the requirement of a supermajority vote can limit the ability of a majority of the stockholders at any particular time to effect change, since such a requirement essentially provides a veto to a large minority stockholder or group of stockholders. In addition, a lower threshold for stockholder votes can increase stockholders’ ability to participate effectively in Torchmark’s corporate governance and increase the Board’s accountability to stockholders. The elimination of the supermajority provisions will allow either the holders of a majority of Torchmark’s common stock or the Board of Directors to amend, alter or repeal any provision of the By-Laws.

After weighing these considerations, the Governance and Nominating Committee recommended the elimination of the supermajority voting requirements, and the Board agreed and determined that amendments to the By-Laws and Certificate to eliminate the supermajority voting requirements are advisable and in the best interests of the Company and its stockholders. Accordingly, the Board of Directors has adopted resolutions approving and declaring the advisability of these amendments and recommends that the stockholders approve these amendments by voting in favor of this Proposal. The current supermajority voting provisions and the proposed amendments are described in greater detail below.

Current Supermajority Voting Provisions

The current supermajority voting provisions in the Bylaws and Certificate are as follows:

1.	Article II, Section 1 of the By-Laws – Amendments to Article II of the By-Laws. Article II, Section 1 of the By-Laws requires the affirmative vote of the holders of at least 80% of the voting power of all outstanding shares entitled to vote in the election of directors in order to amend or repeal, or adopt any provision inconsistent with, Article II of the By-Laws, which relates to stockholder meetings.

2.	Article III, Section 10 of the By-Laws – Amendments to Article III of the By-Laws. Article III, Section 10 of the By-Laws requires the affirmative vote of the holders of at least 80% of the voting power of all outstanding shares entitled to vote in the election of directors in order to amend or repeal, or adopt any provision inconsistent with, Article III of the By-Laws, which relates to directors.

3.	Article SIXTH of the Certificate – Amendments to Articles II and III of the By-Laws. Article SIXTH of the Certificate requires the affirmative vote of the holders of at least 80% of the voting power of all outstanding shares entitled to vote in the election of directors in order to amend or alter, or adopt any provision inconsistent with, any provision in Article II or Article III of the By-Laws.

4.	Article TENTH of the Certificate – Fair Price Provision. We have separately asked stockholders to repeal Article TENTH of the Certificate in “Proposal 4: Amendment of the Company’s Certificate of Incorporation to Repeal the Fair Price Provision.”

Proposed Amendments

The proposed amendments to the By-Laws and Certificate that are recommended for stockholder approval in this Proposal would:

•	Amend Article II, Section 1 and Article III, Section 10 of the By-Laws to eliminate the supermajority vote requirement to amend Articles II and III of the By-Laws;

•	Make a conforming amendment to Article VII of the By-Laws to reflect the amendments to Articles II and III of the By-Laws; and

•	Amend Article SIXTH of the Certificate to eliminate the supermajority vote requirement to amend Article II or Article III of the By-Laws.

If the stockholders approve the amendments to the Certificate and the By-Laws set forth in this Proposal No. 3, the principal effect will be that Articles II and III of the By-Laws may be amended, altered or repealed upon approval either by a majority of the Board of Directors or by the holders of a majority of the outstanding shares of Torchmark stock entitled to vote at a stockholder meeting, as currently provided for in Article VII of the By-Laws with respect to amendments to all other provisions of the By-Laws. The amendment to Article SIXTH of the Certificate will enable the Board to adopt further amendments to Articles II and III of the By-Laws to implement additional changes in the Company’s corporate governance structure, as discussed below.

The full text of the amendments to the By-Laws and the Certificate proposed in this Proposal No. 3 is set forth in Appendix A, with deletions indicated by strikeout and additions indicated by underline. The current “supermajority voting” provisions and proposed amendments described above are qualified in their entirety by reference to the actual text as set forth in Appendix A.

Please note that the Board is separately proposing to repeal other provisions of the Certificate, as discussed in “Proposal Number 4: Amendment of the Company’s Certificate of Incorporation to Repeal the Fair Price Provision.” The full text of the amendment to the Certificate proposed under Proposal No. 4 is set forth in Appendix B.

Additional By-Law Amendments by the Board If Proposal No. 3 Is Approved

At a meeting held on January 26, 2010, the Board approved, contingent upon the stockholders approving this Proposal No. 3 at the 2010 Annual Meeting, a further amendment to the By-Laws that would provide for a phased-in declassification of the Board and the annual election of directors to the Board, commencing with the class of directors standing for election at the 2011 Annual Meeting of Stockholders. As a result, the classes of directors whose three-year terms would expire at the 2011, 2012 and 2013 Annual Meetings of Stockholders would continue to hold office until the end of the terms for which they have been elected and thereafter would stand for election for one-year terms. Commencing at the 2013 Annual Meeting, all directors would be elected on an annual basis. Directors serving out the remainder of their three-year terms would be able to be removed only for cause and only upon the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote thereon, while directors elected for a one-year term would be able to be removed from office, with or without cause, upon the affirmative vote of a majority of the shares entitled to vote thereon. Again, this declassification amendment to the By-laws will only become effective if the stockholders approve this Proposal No. 3 by the required vote.

Additionally, if Torchmark’s stockholders approve this Proposal No. 3 by the required vote, the Board intends to make further changes to the By-Laws which the Board presently believes represent improvements in Torchmark’s corporate governance, including the following:

•	removing the provision in Article II of the By-Laws that prohibits Torchmark stockholders from acting by written consent; and

•	amending Articles II and III of the By-Laws to provide for majority voting in the uncontested election of directors.

Required Vote

In order to be adopted, this Proposal must receive the affirmative vote of the holders of at least 80% of outstanding shares of common stock entitled to vote at the Annual Meeting. As a result, any shares not voted (whether by abstention, broker non-vote or otherwise) will have the same effect as a vote against Proposal No. 3. Under the Certificate and By-Laws, the affirmative vote of the holders of at least 80% of the outstanding shares of all common stock entitled to vote at the Annual Meeting is required for approval of the amendments to Articles II and III of the By-Laws. Although the affirmative vote of the holders of only a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary for the approval of the amendment to Article SIXTH of the Certificate, the Company has proposed to amend this provision in conjunction with the amendments to the By-Laws set forth in this Proposal No. 3, and therefore will amend Article SIXTH of the Certificate only if Proposal No. 3 is approved by the affirmative vote of the holders of 80% of the outstanding shares of common stock entitled to vote at the Annual Meeting.

Effectiveness

If approved by the stockholders, the amendment to the Certificate described in this Proposal No. 3 will become effective upon the filing with the Delaware Secretary of State of a Second Certificate of Amendment to the Company’s Restated Certificate of Incorporation (in a form assuming the amendments to the Certificate described in both Proposal No. 3 and Proposal No. 4 are approved, which will be modified to the extent stockholders do not approve both Proposal No. 3 and Proposal No. 4), which filing is expected to take place shortly after the stockholders approve this Proposal No. 3. The amendment to the By-Laws set forth in Appendix A will become effective upon stockholder approval of this Proposal No. 3.

Recommendation of the Board

The Board of Directors recommends that you vote “FOR” the proposal to amend the Company’s By-Laws and Certificate of Incorporation to eliminate the supermajority voting provisions.

PROPOSAL NUMBER 4

Amendment of the Company’s Certificate of Incorporation

to Repeal the Fair Price Provision

General

Torchmark’s Board of Directors has approved, and recommends that Torchmark’s stockholders approve, an amendment to the Company’s Restated Certificate of Incorporation (as amended to date, the “Certificate”) in order to eliminate the “fair price” provision in the Certificate by deleting Article TENTH of the Certificate.

A fair price provision is an anti-takeover measure designed to help companies defend against certain kinds of tender offers, known as coercive, two-tiered tender offers. In this type of takeover, a potential acquirer will offer one price for the shares needed to gain control of a target company and then offer a lower price or other less favorable consideration for the remaining shares, thereby creating pressure for stockholders to tender their shares for the tender offer price, regardless of their value. Standard fair price provisions encourage a potential acquirer to negotiate with a company’s board of directors by requiring the potential acquirer to pay a “fair price” for all shares as determined under a specified formulation, unless the acquirer’s offer has satisfied specified board or stockholder approval requirements.

Section 203 of the Delaware General Corporation Law (“DGCL”) contains provisions that provide similar protection to those under Article TENTH of the Certificate. When Article TENTH was adopted in 1984, Section 203 of the DGCL had not yet been enacted. The Board believes the protection afforded by Section 203 of the DGCL is sufficient, and that a separate provision in the Certificate is no longer necessary.

After weighing these considerations, the Governance and Nominating Committee recommended to the Board of Directors an amendment to the Certificate to eliminate the fair price provision, and the Board of Directors agreed and determined that this amendment is advisable and in the best interests of the Company and its stockholders. Accordingly, the Board of Directors has adopted resolutions approving and declaring the advisability of this amendment and recommends that the stockholders approve this amendment by voting in favor of this Proposal. The current fair price provision and the proposed amendment are described in greater detail below.

Fair Price Provision

Article TENTH of the Certificate, which is sometimes referred to as a “fair price” provision, currently requires the affirmative vote of the holders of at least 80% of Torchmark’s outstanding voting stock to approve certain transactions involving any person or group that beneficially owns at least 10% of Torchmark’s outstanding voting stock (an “Interested Stockholder”). The current requirements of Article TENTH apply to the following transactions between an Interested Stockholder and Torchmark:

•	A merger or consolidation;

•	Any sale, lease, exchange, mortgage, transfer or other disposition of assets of Torchmark or any of its subsidiaries having a fair market value of $5 million or more;

•

The issuance or transfer by Torchmark or its subsidiaries of any securities of Torchmark or its subsidiaries in exchange for cash, securities or other property having a fair market value of $5 million or more;

•	Any liquidation or dissolution of Torchmark; or

•

Any reclassification of securities or recapitalization of Torchmark, or merger of Torchmark with any of its subsidiaries or any other transaction that would have the effect of increasing the proportionate share of outstanding voting equity securities or convertible securities of Torchmark or its subsidiaries owned by an Interested Stockholder.

This 80% voting requirement does not apply to (a) transactions approved by a majority of the Continuing Directors (generally directors who are not affiliated with the Interested Stockholder and who were directors prior to the time that the Interested Stockholder became an Interested Stockholder or who were recommended for election by such directors) or (b) transactions in which certain “fair price” requirements are met (generally requiring that the Interested Stockholder pay a “fair price” for all shares as determined under a specified formulation).

Article TENTH also requires an affirmative vote of the holders of at least 80% of the then outstanding shares of voting stock, voting together as a single class, in order to amend or repeal, or adopt any provision inconsistent with, Article TENTH.

Proposed Amendment to the Certificate

Under the proposed amendments, Article TENTH would be deleted in its entirety. The repeal of Article TENTH will have two principal effects on stockholder voting: First, those transactions covered by Article TENTH that otherwise require a stockholder vote under the Delaware General Corporation Law would require for approval the vote of the holders of a majority of our outstanding stock, rather than an 80% supermajority. Second, the Board of Directors will be able to effect, without obtaining stockholder approval, those transactions covered by Article TENTH that do not otherwise require stockholder approval under Delaware law.

Torchmark will continue to be subject to Section 203 of the DGCL without regard to whether this proposed amendment to the Certificate is approved. Section 203 contains provisions that are similar, but not identical, to those under Article TENTH of Torchmark’s Certificate in the event that an interested stockholder proposes a business combination with Torchmark. Specifically, Section 203 prohibits Torchmark from engaging in a transaction constituting a “business combination” (within the meaning of Section 203) with an “interested stockholder” for a period of three years following the date on which the person became an interested stockholder unless:

•	prior to such date, the Board of Directors approved either the business combination or the transaction that resulted in the person becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the person becoming an interested stockholder, that person owned at least 85% of Torchmark’s outstanding voting stock (excluding shares owned by persons who are directors and also officers of Torchmark and shares owned by certain Torchmark employee benefit plans); or

•

at or subsequent to such date, the business combination is approved by Torchmark’s Board of Directors and by the affirmative vote of at least 66 2/3% of Torchmark’s outstanding voting stock not owned by the interested stockholder.

Both Article TENTH and Section 203 are designed to protect Torchmark and its stockholders against coercive, two-tiered tender offers. However, the “fair price” conditions under Article TENTH have no corollary under Section 203, and, therefore, are more burdensome to an interested stockholder than the requirements of Section 203. There are four significant differences between the provisions:

1.

The 66 2/3 % stockholder approval threshold in Section 203 excludes shares owned by the interested stockholder, whereas the supermajority vote requirement under Article TENTH of our Certificate does not exclude the interested stockholder’s shares from the vote determination.

2.	Section 203 defines an “interested stockholder” as a person, or any affiliate or associate thereof, who beneficially owns 15% or more of the outstanding voting stock of a corporation, whereas Article TENTH applies to a person who beneficially owns 10% or more of the outstanding voting stock of Torchmark.

3.	Section 203 does not apply to an interested stockholder who is a greater than 85% holder of the outstanding voting stock of Torchmark.

4.	Section 203 does not contain a “continuing director” requirement; accordingly, under Section 203, an interested stockholder could gain board approval of a business combination by replacing incumbent directors with its own supporters.

The full text of the amendment to the Certificate proposed in this Proposal No. 4 is set forth in Appendix B, with deletions indicated by strikeout and additions indicated by underline. The current “fair price provision” and proposed amendment described above are qualified in their entirety by reference to the actual text as set forth in Appendix B.

Please note that the Board has separately proposed to amend other provisions of the Certificate, as discussed in “Proposal Number 3: Amendment of the Company’s Certificate of Incorporation and Bylaws to Eliminate the Supermajority Voting Provisions.” The full text of the amendment to the Certificate proposed under Proposal No. 3 is set forth in Appendix A.

Required Vote

In order to be adopted, this Proposal must receive the affirmative vote of the holders of at least 80% of outstanding shares of common stock entitled to vote at the Annual Meeting. As a result, any shares not voted (whether by abstention, broker non-vote or otherwise) will have the same effect as a vote against Proposal No. 4.

Effectiveness

If approved by the stockholders, the amendment to the Certificate described in this Proposal No. 4 will become effective upon the filing with the Delaware Secretary of State of a Second Certificate of Amendment to the Company’s Restated Certificate of Incorporation (in a form assuming the amendments to the Certificate described in both Proposal No. 3 and Proposal No. 4 are approved, which will be modified to the extent stockholders do not approve both Proposal No. 3 and Proposal No. 4), which filing is expected to take place shortly after the stockholders approve this Proposal No. 4.

Recommendation of the Board

The Board of Directors recommends that you vote “FOR” the proposal to amend Torchmark’s Certificate of Incorporation to repeal Article TENTH (the “fair price” provision) in its entirety.

OTHER BUSINESS

The directors are not aware of any other matters which may properly be and are likely to be brought before the meeting. If any other proper matters are brought before the meeting, the persons named in the proxy, or in the event no person is named, Mark S. McAndrew and Larry M. Hutchison will vote in accordance with their judgment on these matters.

INFORMATION REGARDING DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

Executive Officers

The following table shows certain information concerning each person deemed to be an executive officer of the Company, except those persons also serving as directors. Each executive officer is appointed by the Board of Directors of the Company or its subsidiaries annually and serves at the pleasure of that board. There are no arrangements or understandings between any executive officer and any other person pursuant to which the officer was selected.

Name	Current Age	Principal Occupation and Business Experience for the Past Five Years
Danny H. Almond	58	Vice President and Chief Accounting Officer of Company since February 2007. (Vice President, Accounting of Company, December 2005 - February 2007; Senior Vice President, Accounting of United American, October 1999 - December 2005).

Gary L. Coleman	57	Executive Vice President and Chief Financial Officer of Company since September 1999.

Vern D. Herbel	52	Executive Vice President and Chief Administrative Officer of Company since April 2006; Chief Executive Officer of United American since July 2004; Executive Vice President of Globe and American Income since May 2002. (President of United American July 2004 - November 2007).

Charles F. Hudson	53	President and Chief Executive Officer of Globe since August 2005. (Senior Vice President of Globe, August 2001 - August 2005).

Larry M. Hutchison	56	Executive Vice President and General Counsel of Company since September 1999.

Andrew W. King	52	President and Chief Marketing Officer of United American since November 2007; President and Chief Marketing Officer of Liberty since January 2006. (President, Branch Office Marketing Division of United American, September 1999 - January 2006).

Anthony L. McWhorter	60	Chief Executive Officer of Liberty and UILIC since September 1999; President of UILIC since September 1998. (Executive Vice President of Company, September 1999 - April 2006; President of Liberty, December 1994 - January 2006).

Rosemary J. Montgomery	60	Executive Vice President and Chief Actuary of Company since September 1999.

Roger C. Smith	57	President and Chief Executive Officer of American Income since December 2003.

W. Michael Pressley	58	Vice President and Chief Investment Officer of Company since April 2006. (Corporate Actuary of Company, September 2002 - April 2006).

Glenn D. Williams	50	Executive Vice President and Chief Marketing Officer of Company since August 2005. (Senior Vice President, Marketing of Company, March - August 2005; Executive Vice President of Globe and United American, September 1999 - March 2005).

Stock Ownership

The following table shows certain information about stock ownership as of December 31, 2009 for the directors whose terms continue after this Annual Meeting of Stockholders, the director nominees and executive officers of the Company, including shares with respect to which they have the right to acquire beneficial ownership on or prior to March 1, 2010.

	Company Common Stock or Options Beneficially Owned as of December 31, 2009(1)(2)
Name and City of Residence	Directly(3)	Indirectly(4)
Charles E. Adair Montgomery, AL	45,000	0
David L. Boren Norman, OK	16,257	0
M. Jane Buchan Corona Del Mar, CA	34,000	0
Robert W. Ingram Fort Wayne, IN	24,936	0
Mark S. McAndrew McKinney, TX	465,792	382,091
Lloyd W. Newton Lithia, FL	20,207	0
Sam R. Perry Austin, TX	40,865	0
Darren M. Rebelez Southlake, TX	0	0
Lamar C. Smith Fort Worth, TX	79,571	0
Paul J. Zucconi Plano, TX	40,126	3,786
Gary L. Coleman Plano, TX	656,000	19,090
Vern D. Herbel McKinney, TX	229,088	33,153
Charles F. Hudson Prosper, TX	150,932	2,651
Larry M. Hutchison Duncanville, TX	585,205	14,021
Andrew W. King Plano, TX	347,482	22,455
Anthony L. McWhorter Birmingham, AL	495,554	9,120
Rosemary J. Montgomery Allen, TX	541,867	576
Roger C. Smith Dallas, TX	254,185	840
Glenn D. Williams Plano, TX	177,606	2,487
Danny H. Almond Plano, TX	97,253	4,623
W. Michael Pressley Garland, TX	73,729	284
All Directors, Nominees and Executive Officers as a group:(5)	4,375,655	495,177

(1)	No individual director, director nominee or executive officer beneficially owns 1% or more of the common stock of the Company.
(2)	Messrs. Coleman, Almond and Pressley own 4,000, 11,400 and 2,816 Torchmark Capital Trust III Trust Originated Preferred Securities, respectively, directly. Mr. Almond also owns 650 Torchmark Capital Trust III Trust Originated Preferred Securities indirectly through his spouse. Mr. Zucconi owns 1,500 Torchmark Capital Trust III Trust Originated Preferred Securities indirectly through a family limited partnership.

(3)	Includes: for Adair, 39,211 shares; for Boren, 12,000 shares; for Buchan, 30,000 shares; for Ingram, 18,000 shares; for McAndrew, 389,511 shares; for Newton, 18,000 shares; for Lamar Smith, 67,351 shares; for Zucconi, 38,900 shares; for Perry, 36,000 shares; for McWhorter, 476,103 shares; for Coleman, 506,501 shares; for Hutchison, 484,061 shares; for Montgomery, 449,157 shares; for Pressley, 70,329 shares; for Roger Smith, 244,985 shares; for Herbel, 217,488 shares; for Hudson, 138,828 shares; for Williams, 150,283 shares; for King, 292,582 shares; for Almond, 88,813 shares and for all directors, executive officers and nominees as a group, 3,768,103 shares, that are subject to presently exercisable Company stock options.

Shares reported for McAndrew include 44,155 shares which are pledged. Shares reported for King include 32,500 shares which are pledged. Shares reported for McWhorter include 10,650 shares which are pledged.

(4)	Indirect beneficial ownership includes shares (a) owned by the director, executive officer or spouse as trustee of a trust or executor of an estate, (b) held in a trust in which the director, executive officer or a family member living in his home has a beneficial interest, (c) owned by the spouse or a family member living in the director’s, executive officer’s or nominee’s home or (d) owned by the director or executive officer in a personal corporation or limited partnership. Indirect beneficial ownership also includes approximately 6,938 shares, 3,023 shares, 19,090 shares, 284 shares, 14,021 shares, 13,003 shares, 840 shares, 2,487 shares, 2,651 shares, 22,455 shares and 576 shares calculated based upon conversion of stock unit balances held in the accounts of Messrs. McAndrew, McWhorter, Coleman, Pressley, Hutchison, Herbel, Roger Smith, Williams, Hudson, King and Ms. Montgomery, respectively, in the Company Savings and Investment Plan to shares. Indirect ownership for Mr. McWhorter also includes approximately 6,097 shares calculated based upon conversion of his stock unit balance in the Profit Sharing & Retirement Plan of Liberty (PS&R Plan) to shares. Indirect ownership for Mr. Herbel also includes 10,075 shares held in his living trust and 10,075 shares held in his spouse’s living trust.

Indirect beneficial ownership for Mr. McAndrew also includes 369,512 shares subject to presently exercisable Company stock options (shared right to dispose) and 5,641 unvested shares of restricted stock (sole right to vote) held as constructive trustee for the benefit of his former spouse pursuant to a 2009 divorce decree and accompanying qualified domestic relations orders. Mr. McAndrew disclaims beneficial ownership of all shares subject to presently exercisable options and unvested shares of restricted stock held by him as constructive trustee for his former spouse.

Indirect ownership for Mr. Zucconi includes 3,786 shares held in a family limited partnership.

(5)	All directors, nominees and executive officers as a group, beneficially own 5.31% of the common stock of the Company.

CORPORATE GOVERNANCE

Director Independence Determinations

The New York Stock Exchange (NYSE) rules require that Torchmark have a majority of independent directors. The rules provide that no director will qualify as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with Torchmark and its subsidiaries (collectively, Torchmark), either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. In order to assist in the making of these determinations, the Board has adopted certain categorical standards described below to assist it in making determinations of independence.

The categorical standards for independence determinations adopted by the Board of Directors are:

i.	A director who is an employee, or whose immediate family member is an executive officer, of the Company is not “independent” until three years after the end of such employment relationship.

ii.

A director who receives, or whose immediate family member receives, more than $120,000 in any twelve month period in direct compensation from Torchmark other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not “independent” until three years after he or she ceases to receive more than $120,000 in any twelve month period in such compensation.

iii.	A director who is a current partner or employee of the firm that is the Company’s internal or external auditor; a director who has an immediate family member who is a current partner of the Company’s internal or external audit firms; a director who has an immediate family member who is a current employee at such a firm and who personally works on the Company’s audit; or a director or a director who has an immediate family member who was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit during that time will not be deemed “independent”.

iv.	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of Torchmark’s present executive officers serve on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship.

v.	A director who is a current employee, or whose immediate family member is a current executive officer, of a company that makes payments to, or receives payments from, Torchmark for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold.

The Board further adopted the following additional categorical standards for determining director independence on February 23, 2005, which were reviewed, amended and restated on February 20, 2007:

1)	An independent director does not directly or indirectly beneficially own more than 10% of any class of the Company’s equity securities.

2)	If a Company director is an executive officer of another company in which the Company owns a common stock interest in excess of 5% of total shareholder’s equity, or where the other company owns a common stock interest in the Company in excess of 5% of total shareholder’s equity, the director is not independent.

3)	An independent director is not and is not affiliated with an entity that is an adviser or consultant to the Company or a member of the Company’s senior management.

4)	An independent director has no personal services contract(s) with the Company or a member of senior management of the Company.

5)	An independent director is not affiliated with a not-for-profit entity that receives significant contributions from the Company (defined as the greater of $1 million or 2% of the not-for-profit entity’s consolidated gross revenues).

6)	An independent director is not employed by a public company at which an executive officer of the Company serves as a director.

7)	If a Company director is an executive officer of another company that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is greater than 5% of the total consolidated assets of the company that he/she serves as an executive officer, the director is not independent.

8)	A director elected pursuant to any arrangement or understanding with another person or group is not an independent director.

9)	An independent director does not serve, and has no immediate family member who has served, as an executive officer or general partner of an entity that has received an investment from the Company or any of its subsidiaries, where such investment exceeds $1 million or 2% of such entity’s invested capital, whichever is greater, in any of the last three years.

10)

An independent director does not have, nor may any immediate family member have, any direct or indirect material interest in a transaction or series of transactions to which the Company or a subsidiary is a party in which the transaction amount exceeds $120,000 (other than interests arising solely from an aggregate ownership interest of less than 10% of the Company or an entity furnishing services to the Company).

11)	An independent director has not, and his/her immediate family members have not, accepted or agreed to accept from the Company any consulting, advisory or other compensatory fee except fees received for service as a director.

All directors other than those deemed not “independent” under the foregoing standards will be deemed to be “independent” upon a Board determination.

These independence standards are available on the Company’s website by going to www.torchmarkcorp.com and clicking on the Investor Relations page. They are located under the Corporate Governance heading.

Based on these categorical standards and after evaluation of the directors’ responses to an annual questionnaire, which included questions based on the above-described independence criteria as well as any related party transactions disclosable pursuant to Item 404(a) of SEC Regulation S-K, the Governance and Nominating Committee made recommendations to the Board of Directors regarding director independence on February 26, 2009 and February 25, 2010. Accordingly, as of the February 26, 2009 and February 25, 2010 Board meetings, the Board determined that the following directors continue to meet the categorical standards set by the Board and are “independent”: Charles E. Adair, David L. Boren, M. Jane Buchan, Robert W. Ingram, Joseph L. Lanier, Jr., Lloyd W. Newton, Sam R. Perry and Paul J. Zucconi. On February 25, 2010, Darren M. Rebelez was determined by the Board to meet the categorical standards set by the Board and is “independent”. As of both February 26, 2009 and February 25, 2010, Mark S. McAndrew (as a Company employee) and Lamar C. Smith (because of the three year look-back period associated with related party transactions between certain Company subsidiaries and First Command Financial Services, Inc. and its subsidiaries, where Mr. Smith served as an executive officer and/or employee until his September 30, 2007 retirement) were not considered “independent”.

Board Leadership Structure

The Company has not separated the roles of Chairman of the Board and Chief Executive Officer; instead it has chosen to operate with a single person serving as Chairman and Chief Executive Officer (currently, Mark S. McAndrew). The Company believes that it can operate effectively with a combined Chairman and Chief Executive Officer while continuing to provide the appropriate level of corporate governance for shareholders, policyholders, regulators and our other constituent groups, given (1) the small size of the Board, (2) that there is only one management director and only one other director who presently is not independent and (3) that the Board has frequent executive sessions of the non-management directors as well as of only the independent directors with all of these executive sessions presided over by an independent director, the Chair of the Governance and Nominating Committee. While the director serving as the Chair of the Governance and Nominating Committee has performed the role of a presiding director for a number of years, the Board had not formally awarded this title to that Committee Chair. After review, on January 26, 2010, the Board determined to amend the Corporate Governance Guidelines in order to formally provide for the position of a lead independent director, to define the qualifications and duties of that lead director and to elect a director to serve as the lead director. As defined in Section H. of the Corporate Governance Guidelines, the Lead Director is elected annually by and from the independent directors currently serving on the Board; provided, however, that a director must have served a minimum of one year in order to qualify for election as the Lead Director. It is the intention of the Board that the position of Lead Director be rotated but no fixed number of terms which a person can be the Lead Director has been set. The Lead Director has duties, which include, but are not limited to, (a) coordinating scheduling of/preparation for Board meetings and executive sessions of the Board; (b) leading Board meetings if the Chairman is not present and leading all executive sessions of the independent directors; (c) acting as the principal liaison between the independent directors and the Chairman and Chief Executive Officer; (d) advising the independent committee chairs in fulfilling their roles and responsibilities; (e) defining the scope, quality and timeliness of the information flow between management and the Board; (f) leading the process of employing, evaluating and compensating the Chief Executive Officer: (g) coordinating Chief Executive Officer, director and Board performance evaluations; (h) approving retention of board consultants; (i) having authority to call meetings of the independent directors and (j) being available for consultation and communication with shareowners upon request. During the January 26, 2010 Board teleconference, David L. Boren was elected Lead Director.

Board’s Role in Risk Oversight

While the Audit Committee regularly monitors the Company’s major financial risk exposures and the Compensation Committee examines the Company’s compensation programs and policies to ensure that they do not operate to incent Company executives to take risks which would adversely effect the Company, the Board has determined that responsibility for oversight of enterprise risk management at the Company is that of the entire Board. Accordingly, the Board has not chosen to establish a separately designated risk committee. Instead the full Board oversees risk by regularly monitoring, receiving and reviewing written and oral reports from and interacting with an Enterprise Risk Management Committee (ERM Committee), chaired by the Company’s Chief Executive Officer and comprised of the Company’s senior executive officers and the Presidents/Chief Executive Officers of the principal insurance subsidiaries, which meets on a regularly scheduled basis. Members of the Board are encouraged to attend and participate in meetings of the ERM Committee, if they desire to do so. Directors may submit matters and issues at any time to be considered and reported on by the ERM Committee.

Executive Sessions of the Board and Communications with the Board of Directors

Torchmark’s non-management directors have since October, 2002 met in regularly scheduled executive sessions without any management participation by officers or employee directors. These executive sessions are currently held either before, after or otherwise in conjunction with the Board’s regularly scheduled, physically-held meetings each year. Additional executive sessions can be scheduled at the request of the non-management directors. Beginning in 2004, at least one executive session per year is conducted with only independent directors present.

The director who presided over the executive sessions during 2009 was the Chair of the Governance and Nominating Committee. If that director was not present, another independent director was chosen by the executive session to preside.

Security holders of the Company and other interested parties may communicate with the full Board of Directors, the non-management directors, the independent directors or a specific director or directors by writing to them in care of the Corporate Secretary at 3700 South Stonebridge Drive, McKinney, Texas 75070.

Governance Guidelines and Codes of Ethics

Torchmark has adopted Corporate Governance Guidelines, a Code of Ethics for the CEO and Senior Financial Officers, and a Code of Business Conduct and Ethics for its directors, officers and employees, all of which comply with the requirements of securities law, applicable regulations and New York Stock Exchange rules. These documents are available on the Company’s website by going to www.torchmarkcorp.com and clicking on the Investor Relations page. They are located under the Corporate Governance heading. Printed copies of these documents may be obtained at no charge by writing the Corporate Secretary at 3700 South Stonebridge Drive, McKinney, Texas 75070.

Committees of the Board of Directors

The Board of Directors has the following standing committees more fully described below: Audit, Compensation and Governance and Nominating. The Board may also, from time to time, name additional special committees and did so in 2009, appointing a pricing committee, comprised of Messrs. Adair, Perry and Zucconi, which held one teleconference meeting connected with the Company’s issuance of $300,000,000 9.25% Senior Notes due 2019.

Audit Committee—The Audit Committee is currently comprised of Messrs. Zucconi (2009 Chairman), Adair, Ingram and Perry. As of the date of this Proxy Statement, all members of the Audit Committee are independent under the definition contained in the NYSE rules and fully comply with SEC rules and regulations. Mr. Zucconi serves on a total of four audit committees (three corporations, including the Company, and one mutual fund group). On July 15, 2008, the Board determined that his simultaneous service on the audit committees of four public companies/fund groups does not impair his ability to serve on the Company’s Audit Committee.

The Audit Committee reviews and discusses with management and the independent registered public accounting firm the Company’s audited financial statements and quarterly financial statements prior to filing, the Company’s earnings press releases and financial information and earnings guidance, and the Company’s policies for financial risk assessment and management; selects, appoints, reviews and, if necessary, discharges the independent auditors; reviews the scope of the independent auditors’ audit plan and pre-approves audit and non-audit services; reviews the adequacy of the Company’s system of internal controls over financial reporting; periodically reviews pending litigation and regulatory matters; reviews the performance of the Company’s internal audit function, reviews related party disclosures to assure that they are adequately disclosed in the Company’s financial statements and other SEC filings and reviews and appropriately treats complaints and concerns regarding accounting, internal accounting controls or auditing matters pursuant to a confidential “whistleblower” policy. Additionally, the Audit Committee meets with the Company’s independent auditors and internal auditors both with and without management present. The Audit Committee met eleven times in 2009 (four physically-held meetings and seven teleconference meetings).

The Audit Committee has a written charter, which is annually reviewed and updated if necessary. The committee charter is posted on the Company’s website and can be viewed by going to www.torchmarkcorp.com and clicking on the Investor Relations page. The committee charter is located under the Corporate Governance heading. You may also obtain a printed copy of the committee charter at no charge by writing the office of the Corporate Secretary at 3700 South Stonebridge Drive, McKinney, Texas 75070.

Compensation Committee—The Compensation Committee is currently comprised of Messrs. Lanier (2009 Chairman), Newton and Boren and Ms. Buchan. All members of the Compensation Committee are independent under the rules of the NYSE, Section 16 of the Securities Exchange Act of 1934 and Section 162(m) of the Internal Revenue Code.

The Compensation Committee determines the Company’s stated general compensation philosophy and strategy; reviews and determines the compensation of senior management of the Company and its subsidiaries at certain levels, including establishing goals and objectives for the Chief Executive Officer’s compensation, evaluating the CEO’s performance in light thereof, and recommending his total compensation to the independent directors serving on the Board for their approval; establishes the annual bonus pool; administers the Company’s Section 162(m) bonus plan and stock incentive plan; and makes recommendations to the Board with respect to non-CEO executive compensation, incentive compensation plans and equity-based plans. The Compensation Committee is authorized to employ its own independent compensation consultant and has chosen to retain Mercer Human Resources Consulting. The Compensation Committee receives input and recommendations from the Chief Executive Officer and other members of Company management on compensation matters more fully described in the Compensation Discussion and Analysis section of this Proxy Statement and delegates certain day to day administrative functions for implementation of its compensation decisions and programs to Company officers. The Compensation Committee held four physical meetings, four teleconferences and executed one unanimous written consent in 2009.

The Compensation Committee has a written charter, which is reviewed annually and updated if necessary. A copy of this charter is available on Torchmark’s website by going to www.torchmarkcorp.com and clicking on the Investor Relations page. The committee charter is located under the Corporate Governance heading. You may also obtain a printed copy of the committee charter at no charge by writing the Corporate Secretary at 3700 South Stonebridge Drive, McKinney, Texas 75070.

The Compensation Committee, with input from its independent compensation consultant, has reviewed an inventory of the Company’s compensation programs, plans and practices for all its employees as they relate to risk management and risk-taking initiatives to ascertain if they serve to incent risks which are “reasonably likely to have a material adverse effect” on the Company. As a result of this process, the Compensation Committee concluded and informed the Board of Directors that any risks arising from these programs, plans and practices are not reasonably likely to have a material adverse effect on the Company.

Compensation committee interlocks and insider participation—Torchmark has no compensation committee interlocks or insider participation as defined by Item 407(e)(4) of SEC Regulation S-K.

Governance and Nominating Committee—The Governance and Nominating Committee is currently comprised of Messrs. Adair, Boren (2009 Chairman), Ingram, Lanier, Newton, Perry and Zucconi and Ms. Buchan. All members of the Governance and Nominating Committee are independent under the NYSE rules as of the date of this Proxy Statement.

The Governance and Nominating Committee has the following duties and responsibilities: (1) receiving and evaluating the names and qualifications of potential director candidates; (2) identifying individuals qualified to become Board members consistent with criteria set by the Board of Directors and recommending to the Board director nominees; (3) recommending the directors to be appointed to Board committees and the committee chairs; (4) developing and recommending to the Board a set of governance guidelines for the Company; (5) monitoring and annually evaluating how effectively the Board and Company have implemented the corporate governance guidelines; and (6) overseeing evaluations of the performance of the Board and Chief Executive Officer and monitoring the Chief Executive Officer’s evaluations of senior Company management. The Governance and Nominating Committee held four physical meetings and two teleconferences in 2009. This committee also executed one unanimous written consent in 2009.

The Governance and Nominating Committee will receive, evaluate and consider the names and qualifications of any potential director candidates from all sources, including shareholders of the Company. Recommendations of potential director candidates and supporting material may be directed to the Governance and Nominating Committee in care of the Corporate Secretary at 3700 South Stonebridge Drive, McKinney, Texas 75070.

The Governance and Nominating Committee has a written charter, which is reviewed annually and updated if necessary. A copy of this charter is available on Torchmark’s website by going to www.torchmarkcorp.com and clicking on the Investor Relations page. The committee charter is located under the Corporate Governance heading. You may also obtain a printed copy of the committee charter at no charge by writing the office of the Corporate Secretary at the address set out above.

Succession Planning

The Board takes an active role in the succession planning process for both the Chief Executive Officer and directors. The Board reviews and regularly discusses with the current Chief Executive Officer potential candidates which the Chief Executive Officer has identified from among senior management as possible successors for his position. The Board and the Chief Executive Officer also have the authority to examine persons outside of the Company organization as a part of the process to ultimately select a successor to the Chief Executive Officer. The Board may determine to employ outside professionals including consultants or search firms to assist in the CEO succession planning process. Candidates to succeed the Chief Executive Officer upon his retirement as well as in the event of any emergency involving, or the incapacity of the Chief Executive Officer are considered and after discussion at the Board level, a successor to the Chief Executive Officer is determined. A similar process is followed by the Chief Executive Officer, consulting with senior management, to identify successors to the Chief Executive Officer’s direct reports (Chief Financial Officer, Chief Administrative Officer, Chief Actuary, Chief Legal Officer and the heads of the principal insurance subsidiaries). These potential successors are discussed with the Board and the Board’s concurrence is obtained on the designated successors.

Succession planning for directors is a principal focus of the Governance and Nominating Committee as well as the full Board. Using the standards for director independence set forth by the New York Stock Exchange and the additional categorical standards adopted by the Board, the director qualification standards in the Corporate Governance Guidelines, and the Board-adopted statements on Qualifications of Directors and Procedures for Identifying and Evaluating Director Candidates, all of which are set forth in this Proxy Statement, as the basis for beginning the director succession process, the Governance and Nominating Committee and Board conduct extensive discussions regarding the qualities and characteristics to be sought in a successor to a retiring director or in a nominee to fill a newly created directorship. They evaluate potential director candidates from all sources, including shareholders and security holders of the Company, and may employ consultants or professional director search firms to assist them in the process. After compiling a list of such potential director candidates, members of the Board, including independent directors, the Chief Executive Officer and the Lead Director, meet with these candidates and make recommendations for successor directors to the Governance and Nominating Committee and the full Board for decision.

Director Qualification Standards

Torchmark’s Corporate Governance Guidelines discuss the following director qualification standards:

1.	Board Membership Criteria, including independence, limits on the number of boards on which a director serves, a former chief executive officer’s Board membership and directors who change their present job responsibilities;

2.	Size of the Board;

3.	Term Limits;

4.	Retirement Policy; and

5.	Selection of the Chairman of the Board.

More detail regarding these director qualification standards can be found in the Corporate Governance Guidelines by going to the Company’s website at www.torchmarkcorp.com and clicking on the Investor Relations page. The Guidelines are located under the Corporate Governance heading. Printed copies of the Guidelines may be obtained at no charge by writing the Corporate Secretary at 3700 South Stonebridge Drive, McKinney, Texas 75070.

Additionally, the Governance and Nominating Committee and the Board of Directors of Torchmark adopted the following statements on Qualifications of Directors and Procedures for Identifying and Evaluating Director Candidates on April 29, 2004:

Torchmark Corporation

Qualifications of Directors

In addition to any other factors described in Torchmark’s Corporate Governance Guidelines, the Governance and Nominating Committee and the Board of Directors should at a minimum consider the following factors in the nomination or appointment of members of the Board:

1.	Integrity: Directors should have integrity and be of personal and professional ethical character.

2.	Absence of Conflicts of Interest: Directors should not have any interests that would materially impair his or her ability to exercise independent judgment or otherwise discharge the fiduciary duties owed by a director to the Company and its shareholders.

3.	Achievement/Experience: Directors should have experience in management or at the policy-making level in one or more fields of business, government, education, technology, science, or community/civic affairs.

4.	Business Understanding: Directors should have a general appreciation regarding major issues facing public companies of size and operational scope similar to that of the Company, including business strategy, business environment, corporate finance, corporate governance and board operations.

5.	Oversight: Directors should have the ability to exercise sound business judgment.

6.	Available Time: Directors should have sufficient time to effectively carry out their duties, including preparing for and attending Board meetings, meetings of the Board committees on which they serve and the Annual Meeting of Shareholders, after taking into consideration their other business and professional commitments.

7.	Age: Directors must comply with the Board established retirement age limits for directors.

8.	Independence: Directors should be independent in their thought and judgment and be committed to enhancing long-term value for all shareholders. A majority of the Board must be independent directors, as defined by the New York Stock Exchange.

9.	Diversity: Directors should be selected so that the Board reflects appropriate diversity.

Under exceptional and limited circumstances, the Governance and Nominating Committee and Board may approve the candidacy of a director nominee who may not necessarily satisfy all of these criteria, if they believe the service of that nominee is in the best interests of the Company and its shareholders.

One of the Board adopted statements on Qualifications of Directors as set out above deals with diversity. The Company does not have representational directors; the director nomination and selection process involves consideration of the Board as a collective group. The Board as an entirety should reflect appropriate diversity and such diversity encompasses a wide range of personal and professional experiences, backgrounds, skill sets, age, gender, race, national origin and other demographic characteristics. The Governance and Nominating Committee has the primary responsibility to see that this and all the other Qualifications of Directors are implemented. As a part of the annual self evaluation process, one of a number of factors that the Board and the Nominating and Governance Committee consider is whether the Board as a whole reflects appropriate diversity. In its process to evaluate potential director nominees, the Governance and Nominating Committee also examines broadly defined diversity in determining and recommending director candidates.

Procedures for Identifying and Evaluating Director Candidates

1.	Chairman and CEO, the Governance and Nominating Committee or other Board Member identifies need (a) to add new Board Member meeting specific criteria or (b) to fill a vacancy on the Board.

2.	Governance and Nominating Committee initiates search, working with Company staff support and seeking input from other Board Members and Senior Company Management. The Governance and Nominating Committee may also engage a professional search firm or other consultants to assist in identifying director candidates if necessary.

3.	Candidates that will satisfy any specific criteria and otherwise qualify for membership on the Board, are identified and presented to the Governance and Nominating Committee.

4.	The Chairman and CEO and at least one Member of the Governance and Nominating Committee will interview prospective candidate(s).

5.	Governance and Nominating Committee meets to consider and approve final candidate.

6.	Governance and Nominating Committee seeks full Board endorsement of selected candidate.

7.	In making its selection, the Governance and Nominating Committee will evaluate candidates proposed by shareholders under criteria similar to the evaluation of other candidates.

Board and Annual Shareholder Meeting Attendance

During 2009, the Board of Directors held five physical meetings. In 2009, all of the directors attended at least 75% of the meetings of the Board and the committees on which they served. The Board also acted four times by unanimous written consent.

Torchmark has a long standing policy that the members of its Board of Directors be present at the Annual Meeting of Shareholders, unless they have an emergency, illness or an unavoidable conflict. At the April 30, 2009 Annual Meeting of Shareholders, all ten directors were present.

Sustainable Business Practices

Torchmark’s Board and its management recognize the importance of sustainability and believe we have a responsibility to utilize natural resources as efficiently as possible. A variety of conservation initiatives have been implemented through upgrades to our home office facilities, information technology systems and a general focus on increasing employee awareness. Sound sustainability practices are an important component of both good corporate citizenship and sound fiscal management.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee of our Board of Directors is responsibile for determining the compensation of our senior executives at Torchmark and its subsidiaries in accordance with our stated compensation philosophy and strategy. With certain input from the Chief Executive Officer and other members of senior management and the assistance of an independent compensation consultant, the Compensation Committee sets the total compensation in various forms that our named executive officers (the CEO, CFO and the other executives listed in the compensation tables in this Proxy Statement) receive. The committee ensures that the mix of compensation among these various elements is appropriately balanced and also considers the retirement and other benefits available to our named executive officers in order to ensure that their compensation is fair, reasonable and competitive.

The year 2009 presented significant challenges for the Company in the face of an unprecedented global economic recession, that deeply affected the equity markets. In making compensation decisions for the named executive officers, the Committee considered the Company’s relatively good financial performance in a difficult economic environment, and sound decisions with regard to the Company’s investment portfolio which avoided highly speculative, troubled investments.

Compensation Philosophy

Torchmark’s executive compensation philosophy is compatible with our business philosophy. Our compensation philosophy emphasizes and rewards consistent, steady growth in net operating income per share and return on equity, which we believe provides long-term value to our shareholders and therefore aligns management’s interests with our shareholders’ interests. Our compensation philosophy also considers competitive remuneration practices in the insurance and financial services sector as we seek to attract, motivate, reward and retain our key executives at both the holding company and subsidiary levels. Our philosophy has historically resulted in executive compensation at the Company which generally emphasizes equity and equity-linked compensation while placing less emphasis on cash compensation.

Our compensation philosophy is regularly reviewed by the Compensation Committee. From time to time, as necessary, the Compensation Committee may modify our compensation philosophy, principles or goals. Our compensation program is applied to our named executive officers in a fashion similar to its application to the Chief Executive Officer. Any differences are due to difference in job scope and market compensation for the various positions.

Role of Executive Officers in Compensation Decisions

Company management, including our Chief Executive Officer, Chief Financial Officer and General Counsel, support the Compensation Committee, attend portions of its meetings at its request, make recommendations to the Compensation Committee and perform various day-to-day administrative functions on behalf of the committee in connection with our cash and equity compensation programs and plans. Specifically, our Chief Executive Officer (CEO) provides input to assess the effectiveness of the existing compensation philosophy and programs, assists in the design of new compensation programs and the modification of existing programs and makes specific recommendations regarding the potential bonus awards and the amount and mix of the cash and equity compensation to be paid to certain levels of officers, including all named executive officers except himself.

Compensation Consultant

The Compensation Committee has the authority to employ outside advisors, experts and other professionals to assist it. Since 2006, the committee has retained Mercer Human Resources Consulting, an independent compensation consulting firm. Neither Mercer nor any of its affiliates provides any consulting services to the Company. In 2009, at the request of the committee, Mercer performed reviews of the competitiveness of the total cash and equity-based compensation paid to the CEO and the other named executive officers and provided certain special reports and analyses requested by the Compensation Committee, such as reports on incentive plan performance metrics and weights and proposed award structures.

Setting Executive Compensation

The Compensation Committee considers market compensation comparisons as it determines the elements, appropriate levels and mix of compensation to be paid to the executive officers in order to retain the insurance executives necessary to the successful operation of the Company. The committee does not operate with rigid standards for the level and mix of the compensation elements it awards. Rather, it works using this market analysis and other inputs from Company management and its compensation consultant. As mentioned, the historic emphasis and conscious design of the Company’s compensation philosophy has been to deliver a large portion of pay in a variable format as long-term incentive awards, typically in the form of stock options and restricted stock awards, rather than through annual cash bonuses.

Since 2007, the Compensation Committee has measured both executive compensation and Company performance against a peer group constructed based on those companies listed in the Fortune 1000 stock life and health companies annual rankings. This Fortune listing is then adjusted to remove companies with revenues of more than $20 billion and companies owned by mutual insurance holding companies or for which executive compensation data is not readily available. Based upon the Fortune 1000 stock life and health rankings for 2008, our peer group against which the Compensation Committee benchmarked pay practices for 2009, was comprised of AFLAC, Genworth Financial, Principal Financial, Lincoln National, UNUM Group, Conseco, Protective Life, StanCorp Financial, American National and Phoenix Companies. The median fiscal year 2008 revenue for this peer group was roughly $7.1 billion, and Torchmark’s revenue for 2008 ($3.3 billion) was between the median and the 25th percentile of the peer group. The median market capitalization for these peer group companies at July 15, 2009 was approximately $2.4 billion, with Torchmark having a July 15, 2009 market value ($3.1 billion) between the median and the 75th percentile of this peer group.

Part of the Committee’s process of setting executive compensation includes establishing the structure of the annual incentive plan. Each year, the Committee, with the assistance of Mercer, conducts a detailed pay and performance analysis of compensation for its executive officers relative to the pay and performance of similar positions in its peer group. The results of these analyses, including the analyses done in 2009 for 2008 performance, show that the Company’s performance as measured for compensation purposes is relatively higher versus the peer group than the relative total compensation levels as compared to the Company’s peer group. This relationship is consistent with the Committee’s overall pay for performance philosophy for the named executive officer group.

Elements of Compensation

The total compensation package for all executives at Torchmark and its subsidiaries, including the named executive officers, consists of multiple elements. Some of these elements focus on compensation paid during the executive’s active working career while others focus on compensation and benefits paid on or related to retirement. Executives may also receive certain limited perquisites and personal benefits. The elements included in compensation available to executives during fiscal year 2009 included:

•	Base salaries;

•	Cash bonuses;

•	Long-term equity incentives in the form of stock options and restricted shares;

•	Retirement and other benefits; and

•	Perquisites and personal benefits.

Base Salaries

The Compensation Committees fixes base salaries for our named executive officers on a March 1 to March 1 basis. In 2009, the Compensation Committee approved a salary freeze for all executives with annual salaries of $400,000 or more, including the Chief Executive Officer and each of the named executive officers.

Annual Cash Bonuses

Annual cash bonuses are a key component of our executive compensation. To ensure the tax deductibility of bonuses paid to executives, we have an annual Management Incentive Plan (Section 162(m) Plan), under which we may pay annual cash bonuses to the Chief Executive Officer and the other named executives. The Compensation Committee is also authorized to pay discretionary bonuses to executives outside of the Section 162(m) Plan, which may or may not be tax deductible.

For 2009, the Compensation Committee established the annual incentive plan framework tied to two metrics, assigning 80% weight to earnings per share growth (ranging from 2% to 10%) and 20% weight to return on equity (ranging from 8% to 16%), subject to the exercise of discretion on the part of the Compensation Committee to further adjust the bonuses based upon consideration of subjective factors. No bonuses would be payable if EPS growth did not exceed 2%.

For 2009, EPS grew 2.9% while ROE was 14.3%, yielding an overall bonus pool of $1.455 million for the named executive officers. This pool was 45% lower than the pool for 2008. The CEO developed recommendations for the other named executive officers, taking into account the overall Company’s performance in a very difficult economic environment, noting that the Company was able to grow EPS and was able to stabilize the Company’s balance sheet without the need to raise additional capital. The recommended bonuses considered the individual performance of each executive. On average, the final bonuses approved by the Committee were roughly 10% to 20% lower than those awarded in 2008.

In considering the bonus for the CEO, the Committee intended to recognize the same Company performance noted above with a bonus that would be reflective of the overall decline in the bonus pool. However, the CEO felt strongly that he wanted to acknowledge the performance of his senior management team, and asked that a disproportionate share of the bonus pool be awarded to the four other named executive officers. After deliberation, the Committee agreed to the CEO’s request and recommendations, and set their recommendation to the independent members of the Board of Directors for his 2009 bonus at $490,000, a reduction of approximately 60% from 2008.

The Compensation Committee continues to conduct an evaluation of potential additional and/or alternative performance objectives for bonuses with input from Company management and the assistance of the committee’s compensation consultant. For 2010, the Compensation Committee has (1) added a third metric, growth in operating income, to the objective qualitative weighting factors used to reduce the bonus pool and the maximum individual bonuses which can be paid; (2) modified the percentages assigned to each of the three weighting factors used to reduce the bonus pool and the maximum individual bonuses to be paid – earnings per share growth (40%), operating income growth (40%) and return on equity (20%); and (3) fixed minimum, target and maximum levels for earnings per share growth, operating income growth and return on equity.

Long-Term Equity Incentives

The principal vehicle we use to distribute long-term incentive compensation to our Company and subsidiary executives, officers and key employees is stock options, which we first began awarding in 1984. From time to time, we have also awarded restricted stock to certain senior executives, and we began a renewed emphasis beginning in 2006 on the use of restricted stock awards to certain senior executives for retention purposes as an incentive to work beyond the established early retirement age of 55. The incentive plan under which stock options and restricted stock were awarded in 2009 was the Torchmark Corporation 2007 Long-Term Compensation Plan (the Long-Term Plan). The purposes of the Long-Term Plan are to promote the success and enhance the value of Torchmark by linking the personal interests of employees, officers, directors and consultants of the Company and its subsidiaries to our shareholders and to provide these persons with an incentive for outstanding individual performance.

To implement these purposes, in a February 26, 2009 meeting, the Compensation Committee, as the administrator of the Long-Term Plan, selected, based upon recommendations from the Chief Executive Officer, the named executive officers (other than the Chief Executive Officer), other officers, key employees and another non-employee (a total of 126 persons) who received stock option grants and/or restricted stock awards and recommended to the independent members of the Board of Directors the award of restricted shares and stock options to the Chief Executive Officer. Also in a February 26, 2009 meeting, the independent members of the Board of Directors acted upon the recommendation from the Compensation Committee and awarded CEO Mark McAndrew non-qualified options and restricted stock with a grant price equal to the market closing price on that date. The Long-Term Plan authorizes the Compensation Committee to set the restrictions on restricted shares (for example, performance-based or tenure of service) and their vesting periods. The Compensation Committee also is charged with determining the type of stock options they award or recommend (incentive or non-qualified), the time and conditions of exercise of options and the methods of acceptable payment to exercise stock options. All stock options are granted with exercise prices equal to the fair market value of Torchmark’s common stock, which is defined by the Long-Term Plan as the NYSE market closing price on the grant date. The grant date for stock options and restricted share awards is the date of the Compensation Committee or Board meeting at which the Compensation Committee or the independent members of the Board review and determine the persons to receive options or restricted stock and the number of options or restricted shares.

The Compensation Committee and the independent members of the Board do not time the grant of stock options or restricted shares in consideration of the release of material non-public information, whether or not that information may favorably or unfavorably impact the price of Torchmark common stock. The consideration and grant of equity incentive awards to participants in the Long-Term Plan, whether in the form of options or restricted shares, normally occur during the window period in February of each year which opens following the release of the prior year’s reported earnings.

Stock Ownership/Retention Guidelines

Since January 1, 2007, we have the following formal stock ownership guidelines.

1.	The Chief Executive Officer of Torchmark must acquire and hold shares of Torchmark stock with a market value equal to at least five times his annual salary;

2.	The executive vice presidents of Torchmark must acquire and hold Torchmark stock with a market value equal to at least three times their respective annual salaries;

3.	The presidents/chief executive officers of Torchmark’s principal insurance subsidiaries must acquire and hold Torchmark stock with a market value of at least two times their respective annual salaries; and

4.	Non-employee directors of Torchmark must acquire and hold Torchmark stock with a market value equal to at least five times their annual cash retainer.

All such directors, the Chief Executive Officer and the executive officers have a five-year period from inception of these guidelines in 2007, their initial election as a director or their initial inclusion in the above-described categories of executive officers to attain the minimum ownership levels. For purposes of meeting these stock ownership guidelines, common and trust preferred shares deemed owned, either directly or indirectly, for reporting purposes pursuant to Section 16(a) of the Securities Exchange Act of 1934, shares held in unitized stock funds in the Company’s thrift, 401(k) and profit sharing and retirement plans, restricted stock and restricted stock units are counted. If minimum ownership levels are not met within the five-year period, the executive or director may not sell any of his or her shares nor may they execute a “cashless” stock option exercise.

We have no stock retention policy for stock options or other equity grants. The Company believes the decisions as to when to exercise options and whether to retain stock should be each individual award recipient’s decision once the stock ownership guidelines have been met. Our insider trading policy prohibits executives from trading and/or writing put and call options and other derivative vehicles in order to hedge positions or speculate in Company stock.

Retirement and Other Benefits

Retirement benefits provided to executives are a defined benefit pension plan benefit, a group term life insurance benefit, additional life insurance under Retirement Life Insurance Agreements, post-employment health coverages and, in the case of certain executives, benefits under a closed “frozen” Supplemental Executive Retirement Plan (SERP) or the new SERP commenced January 1, 2007. While some of these retirement benefits are available to all eligible employees (e.g., pension plan benefit, group term life insurance and post-retirement health coverages), other benefits are only available to designated executives when they retire (e.g., Retirement Life Insurance Agreements and benefits from the frozen SERP or the new SERP). The Company has chosen to provide such benefits either broadly or to specific individuals to attract and retain employees and executives by enabling retirement savings and planning. The new SERP was put in place to encourage executives at certain levels to continue to work past the Company’s established early retirement age of 55.

Messrs. McAndrew, Coleman, Hutchison and Herbel and Ms. Montgomery are among the 32 persons designated in 2009 by the Compensation Committee as participants in the new SERP. Each of these named executive officers except Mr. Herbel also participated in the old frozen SERP. As a condition of participation in the new SERP, Messrs. McAndrew, Coleman and Hutchison and Ms. Montgomery agreed to forfeit their frozen SERP benefits unless their fixed frozen SERP benefit would be larger than their respective benefits under the new SERP at the time of their retirement.

Savings Plans

Eligible executives and employees may choose to participate in the Torchmark Corporation Savings and Investment Plan (the Thrift Plan), a funded tax-qualified defined contribution plan. During 2006 and earlier years, they could elect to contribute a designated percentage up to 16% of their after-tax salary to the Thrift Plan and select an investment fund or funds from a menu offered by the plan. The Company would match on a 50% basis all employee contributions up to 6% of the employee’s salary. Investment vehicles included a unitized Company common stock fund and a broad spectrum of unaffiliated mutual funds.

Based upon the recommendations of the Compensation Committee as well as Company management, the Board of Directors approved a series of amendments to the Thrift Plan, effective January 1, 2007, which inserted provisions under Section 401(k) of the Internal Revenue Code (I.R.C.) for pre-tax contributions commencing on that date. No additional after-tax contributions were permitted to the Thrift Plan after December 31, 2006. The Company continues to match 50% of the employee’s pre-tax contributions up to a maximum annual contribution by the employee of the lesser of 6% of salary or $14,700. The employee may contribute up to the maximum amount allowed by the Internal Revenue Code annually (currently $16,500) which is not matched by the Company, and if he or she is age 50 or older, the employee may make an annual “catch-up” contribution of up to an additional $5,500, which is also not subject to Company matching. These contributions can be directed to the same type of investment funds as previously available. Each of the named executive officers participates in this plan.

Torchmark maintains a supplemental savings and investment plan (the Supplemental Thrift Plan) which was frozen in 1992. The Supplemental Thrift Plan, an unfunded, non-qualified defined contribution plan, allowed the Company to match participating executive’s contributions above the levels then permitted under the Thrift Plan. No further contributions have been made to the Supplemental Thrift Plan after 1992, with only interest accruing to executives’ accounts. Of the named executive officers, only Mr. McAndrew has a frozen account in this plan.

Deferred Compensation Plan

Torchmark has historically provided a traditional unfunded, deferred compensation plan to certain eligible executive officers and directors who may elect to defer all or any part of their compensation into an interest-bearing memorandum deferred compensation account until they terminate their elections. Elections must indicate the payment commencement date and the method of distribution, either in a lump sum or equal monthly installments (not to exceed 120). Interest on the account is paid at a rate equal to the average yield for Corporate Aa bonds per Moody’s Bond Survey, less a .5% expense allowance. In 2008, this plan was amended to rename the plan the Torchmark Corporation Restated Deferred Compensation Plan, to provide those persons newly eligible to participate in this plan will be officers of the Company eligible to participate in the new SERP (which would currently include the Chief Executive Officer and the other named executive officers), and to provide that directors not already participating in the plan would not be eligible participants. None of the named executive officers participates in this plan.

Retirement Life Insurance Agreements

Torchmark provides retirement life insurance benefit agreements to a closed group comprised of certain of its executives, including the named executive officers, and certain executives of its subsidiary companies. These retirement life insurance benefit agreements replace an insurance payment program to that same group of executives which was terminated in 2001. The agreements provide a life insurance benefit to a participating executive effective upon the later of his/her 65th birthday or his/her retirement date with coverage equal to a designated percentage, which will vary, based upon the employee’s age at the nearest birthday to his/her date of retirement, from 65% at age 55 to 100% at ages 62 or over, of an amount equal to two times the employee’s salary and bonus in his/her final year of employment prior to retirement, less $5,000. Such insurance benefits, which are payable on the participating executive’s death, for certain executives may not exceed $1,995,000 and for other executives may not exceed $495,000. Each of the named executive officers has a Retirement Life Insurance Agreement with a $1,995,000 maximum benefit.

Perquisites and Personal Benefits

Historically, we have not made available a broad array of perquisites and personal benefits. We have chosen to offer only a very limited number of perquisites and personal benefits to our named executive officers, including the personal use of Company aircraft, Company-paid country club and other club dues, personal use of Company-paid tickets to events where the most expensive tickets utilized in 2009 had a face price of $477 per ticket, costs associated with spouses’ travel to Company meetings and holiday gifts. We have not incurred significant expense as a result of the usage of perquisites and personal benefits and have eliminated some perquisites such as company cars. The aggregate incremental cost of perquisites for 2009 exceeded $10,000 for four of the named executive officers reflected in the Summary Compensation Table. Perquisite and other personal benefit disclosures are reviewed annually and approved by the Audit and/or the Compensation Committees.

Termination of Employment and Change in Control

All employees, including the named executive officers, holding Torchmark stock options have option grant agreements which provide for varying exercise periods after termination of employment depending on the circumstances of the termination (voluntary termination, involuntary termination without cause, early retirement at age 55 or older, early retirement at age 60 or older, normal retirement at age 65 or older, disability and death). Generally, currently outstanding stock options provide for post-termination exercise periods ranging from one month for voluntary terminations to the longer of the remaining option term or one year from the date of death in the case of the optionee’s death. Any unvested options immediately vest in full upon retirement at or after age 65, on disability or on death. Termination of employment for cause results in expiration of all options on the date of the termination notice.

Change in control provisions are contained in various Company plans applicable to executives as well as to all Company employees. Options granted under the 2005 Incentive Plan and the Long-Term Plan provide that such options become fully exercisable if the executive’s employment is terminated without cause or the executive resigns for good reason within one year (under 2005 Incentive Plan), or two years (under Long-Term Plan) after the effective date of a change in control. The Management Incentive Plan requires that the plan must be assumed by a successor to the Company and that bonus payouts accelerate if an executive is terminated without cause or the executive resigns for good reason following a change in control of Torchmark.

While our executives are subject to post-termination obligations for confidentiality pursuant to confidentiality agreements which they sign while employed, they are generally not subject to other restrictive covenants such as those dealing with non-solicitation or non-competition unless negotiated at the time of their departure. The post-termination confidentiality obligation does not relate to any compensation or benefits payable or to be payable upon certain triggering events.

Torchmark and its subsidiaries do not enter into employment contracts, severance agreements, salary continuation agreements or severance plans with executives or directors at the time of their employment or election, respectively. To the extent that executives negotiate oral or written severance arrangements or other post-termination payments for current cash compensation, benefits and perquisites and outstanding equity compensation (outside of the provisions of the applicable stock incentive plan), this is done on an individual basis at the time of their contemplated departure. Perquisites and other personal benefits are typically not extended on a post-termination basis.

Clawback Provisions

Bonuses paid to executives pursuant to the Section 162(m) Plan are subject to “clawback” provisions. If the Company’s financial results are materially restated, the Compensation Committee has the authority to recapture prior payments they determine to have been inappropriately received by an executive as well as to require the executive to forfeit the right to receive any future payments under the plan. Additionally, if the Company’s financial results are restated due to fraud or material noncompliance by the Company, as a result of misconduct, with any financial reporting requirements of the federal securities laws, any executive participating in the plan who the Compensation Committee determines participated in or was responsible for the fraud or material noncompliance causing the restatement must repay any amounts paid to him or her in excess of those that would have been paid under the restated results and forfeits the right to receive any future payments under the plan.

Tax and Accounting Implications of Compensation

As one of the factors considered in performing its duties, the Compensation Committee evaluates the anticipated tax treatment to the Company and its subsidiaries, as well as to the executives, of various payments and benefits. The deductibility of some types of compensation depends upon the timing of an executive’s vesting or exercise of previously-granted rights. Deductibility may also be affected by interpretations of and changes in tax laws such as Section 162(m) of the Internal Revenue Code (I.R.C.), which provides that the Company may not deduct compensation of more than $1,000,000 paid to certain individuals. Compensation paid pursuant to the Section 162(m) Plan of the Company is intended to qualify as “performance-based compensation” which is not subject to the limits of I.R.C. Section 162(m). The Compensation Committee will not necessarily limit executive compensation to that paid under the Section 162(m) Plan or that is otherwise deductible under Section 162(m) of the I.R.C. In 2009, all compensation paid by Torchmark and its subsidiaries was deductible in accordance with the provisions of I.R.C. Section 162(m).

The Company designs, awards and implements its non-qualified deferred compensation arrangements to fully comply with I.R.C. Section 409A and the accompanying regulations. We amended our non-qualified deferred compensation plans to comply with Section 409A, effective January 1, 2009.

Beginning on January 1, 2006, Torchmark began accounting for stock-based payments, including stock option grants and restricted share awards in accordance with the requirements of ASC 718, Compensation – Stock Compensation in the consolidated GAAP financial statements.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of Torchmark has reviewed and discussed the Compensation Disclosure and Analysis required by Item 402(b) of SEC Regulation S-K with Company management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Joseph L. Lanier, Jr., Chairman

David L. Boren

M. Jane Buchan

Lloyd W. Newton

February 24, 2010

The foregoing Compensation Committee Report shall not be deemed “filed” with the Securities and Exchange Commission, or subject to Regulation 14A or the liabilities of Section 18 of the Securities Exchange Act of 1934.

Summary Compensation Table

The table below summarizes various categories of compensation earned in 2009 by Torchmark’s Chief Executive Officer, Chief Financial Officer and the three next most highly compensated executive officers of the Company. The five named executive officers had 2009 salaries and bonuses which were 59% of their total compensation in 2009.

None of the executive officers listed in the table has a written or unwritten employment agreement or arrangement with Torchmark or any of its subsidiaries.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
Mark S. McAndrew, Chairman and Chief Executive Officer(4)	2009	968,615	0	423,000	648,960	490,000	242,962	(5)	62,761	(20)	2,836,298
	2008	950,000	0	940,200	1,075,200	1,200,000	476,657	(6)	68,859	(21)	4,710,916
	2007	900,000	0	681,800	1,368,900	800,000	2,205,566	(7)	83,623	(22)	6,039,889

Gary L. Coleman, Executive Vice President & Chief Financial Officer	2009	549,891	0	188,000	270,400	250,000	437,862	(8)	44,852	(23)	1,741,005
	2008	542,917	0	376,080	448,000	300,000	463,002	(9)	31,211	(24)	2,161,210
	2007	520,000	0	0	319,750	225,000	1,190,144	(10)	31,805	(24)	2,286,699

Rosemary J. Montgomery, Executive Vice President & Chief Actuary	2009	519,622	0	188,000	270,400	240,000	578,719	(11)	42,153	(25)	1,838,894
	2008	512,917	0	376,080	403,200	290,000	596,108	(12)	12,352	(26)	2,190,657
	2007	490,000	0	0	287,775	225,000	1,381,430	(13)	33,356	(26)	2,417,561

Larry M. Hutchison, Executive Vice President & General Counsel	2009	529,712	0	188,000	270,400	250,000	387,630	(14)	13,243		1,638,985
	2008	522,917	0	376,080	448,000	300,000	389,247	(15)	8,375		2,044,619
	2007	500,000	0	0	319,750	225,000	955,743	(16)	8,320		2,008,813

Vern D. Herbel Executive Vice President & Chief Administrative Officer	2009	454,038	0	141,000	243,360	225,000	295,194	(17)	28,558	(27)	1,387,150
	2008	445,833	0	313,400	394,240	250,000	312,768	(18)	21,607	(28)	1,737,848
	2007	400,000	0	0	255,800	210,000	415,615	(19)	6,750		1,258,165

(1)	Salaries for named executives are for pay periods from March 1 through February 28. Due to an October 2009 change in payroll systems, certain employees, including these executive officers, were overpaid in 2009. Overpayments were recovered from these executive officers in February 2010. Additionally, due to the scheduling of holidays, the final 2009 period also included January 1, 2010. Total overpayments recovered were: McAndrew ($8615); Coleman ($4891); Montgomery ($4622); Hutchison ($4712); and Herbel ($4038).
(2)	The fair values of stock awards are calculated in accordance with ASC 718, Compensation – Stock Compensation (ASC 718) using the NYSE market closing price on the grant date of the stock.
(3)	Assumptions used in calculating the aggregate grant date fair value in accordance with ASC 718 are set out in Footnote 1 to Torchmark’s audited financial statements contained in the Form 10-K for the fiscal year ended December 31, 2009.
(4)	As a result of a 2009 divorce decree and accompanying qualified domestic relations orders, Mr. McAndrew will forfeit exercisable and unexercisable stock options with grant date fair values totaling $4,182,840 and unvested restricted stock with grant date fair values totaling $308,569 to his former spouse.
(5)	Decrease in present value of Pension Plan as a result of 2008 payment of $202,969 to former spouse pursuant to 1993 qualified domestic relations order (0) plus increase in present value of frozen/new SERP ($242,962).
(6)	Increase in present value of Pension Plan ($111,460) plus increase in present value of frozen/new SERP ($365,199).
(7)	Increase in present value of Pension Plan ($44,075) plus increase in present value of frozen/new SERP ($2,161,491).
(8)	Increase in present value of Pension Plan ($96,679) plus increase in present value of frozen/new SERP ($341,183).
(9)	Increase in present value of Pension Plan ($109,914) plus increase in present value of frozen/new SERP ($353,088).
(10)	Increase in present value of Pension Plan ($45,506) plus increase in present value of frozen/new SERP ($1,144,638).
(11)	Increase in present value of Pension Plan ($138,002) plus increase in present value of frozen/new SERP ($440,717).
(12)	Increase in present value of Pension Plan ($155,726) plus increase in present value of frozen/new SERP ($440,382).
(13)	Increase in present value of Pension Plan ($32,598) plus increase in present value of frozen/new SERP ($1,348,832).
(14)	Increase in present value of Pension Plan ($85,018) plus increase in present value of frozen/new SERP ($302,612).
(15)	Increase in present value of Pension Plan ($96,599) plus increase in present value of frozen/new SERP ($292,648).
(16)	Increase in present value of Pension Plan ($39,029) plus increase in present value of frozen/new SERP ($916,714).
(17)	Increase in present value of Pension Plan ($63,906) plus increase in present value of new SERP ($231,288).
(18)	Increase in present value of Pension Plan ($79,913) plus increase in present value of new SERP ($232,855).
(19)	Increase in present value of Pension Plan ($23,666) plus increase in present value of new SERP ($391,949).

(20)	Includes perquisites and personal benefits for Mr. McAndrew of external fitness center dues, personal use of Company-purchased event tickets, a subsidiary’s sales convention gift and personal use of Company airplanes. Personal use of Company airplanes was $34,950. The value of personal use of Company aircraft by Mr. McAndrew is calculated based on the actual variable costs incurred by Torchmark in providing such flights, net of federal and state tax benefits ($20,377) and the lost tax benefits to Torchmark attributable to such flights ($14,573). The variable costs associated with such flights include fuel, maintenance of the planes, “dead head” flights, pilot travel expenses, on-board catering, landing and parking fees and other variable costs. Fixed costs, such as pilots’ salaries, are not included since they do not change with usage. Costs incurred by Torchmark in providing personal flights to executives are deductible for federal income tax purposes only to the extent that income is imputed to the executive for income tax purposes for the flights. Accordingly, a tax deduction for the costs associated with personal flights is not allowed to the extent that such costs exceed the imputed income to the executive.
(21)	Includes perquisites and personal benefits for Mr. McAndrew of external fitness center dues, personal use of Company-purchased event tickets, personal use of Company airplanes and a subsidiary’s sales convention gift. Personal use of Company airplanes was $62,316. The value of personal use of Company airplanes by Mr. McAndrew is calculated based on the actual variable costs incurred by Torchmark in providing such flights net of federal and state tax benefits ($28,242) and the lost tax benefits to Torchmark attributable to such flights ($34,074). The variable costs associated with such flights include fuel, maintenance of the planes, “dead head” flights, pilot travel expenses, on-board catering, landing and parking fees and other variable costs. Fixed costs, such as pilots’ salaries, are not included since they do not change with usage. Costs incurred by Torchmark in providing personal flights to executives are deductible for federal income tax purposes only to the extent that income is imputed to the executive for income tax purposes for the flight. Accordingly, a tax deduction for the costs associated with personal flights is not allowed to the extent that such costs exceeded the imputed income to the executive.
(22)	Includes perquisites and personal benefits for Mr. McAndrew of payment of country club dues, personal use of Company-purchased event tickets and personal use of Company airplanes. Personal use of the Company airplanes was $61,176. The value of personal use of Company airplanes by Mr. McAndrew is calculated based on the actual variable costs incurred by Torchmark in providing such flights, net of federal and state tax benefits ($27,924) and the lost tax benefits to Torchmark attributable to such flights ($33,252). The variable costs associated with such flights include fuel, maintenance of the planes, “dead head” flights, pilot travel expenses, on-board catering, landing and parking fees and other variable costs. Fixed costs, such as pilots’ salaries, are not included since they do not change with usage. Costs incurred by Torchmark in providing personal flights to executives are deductible for federal income tax purposes only to the extent that income is imputed to the executive for income tax purposes for the flight. Accordingly, a tax deduction for the costs associated with personal flights is not allowed to the extent that such costs exceed the imputed income to the executive.
(23)	Includes perquisites and personal benefits for Mr. Coleman of personal use of Company-purchased event tickets, personal use of Company planes and a corporate holiday gift to a charity of Mr. Coleman’s choice. Personal use of Company planes was $30,301. The value of personal use of Company planes by Mr. Coleman is calculated based upon the actual variable costs incurred by Torchmark in providing such flights net of federal and state tax benefits ($9,980) and the lost tax benefits to Torchmark attributable to such flights ($20,321). The variable costs associated with such flights include fuel, maintenance of the planes, “dead head” flights, pilot travel expenses, on-board catering, landing and parking fees and other variable costs. Fixed costs, such as pilots’ salaries, are not included since they do not change with usage. Costs incurred by Torchmark in providing personal flights to executives are deductible for federal income tax purposes only to the extent that income is imputed to the executive for purposes of the flight. Accordingly, a tax deduction for the costs associated with personal flights is not allowed to the extent that such costs exceed the imputed income to the executives.
(24)	Includes perquisites and personal benefits for Mr. Coleman of personal use of the Company airplane, personal use of the Company-purchased event tickets and a corporate holiday gift.
(25)	Includes perquisites and personal benefits for Ms. Montgomery of personal use of Company planes and a corporate holiday gift to a charity of Ms. Montgomery’s choice. Personal use of Company planes was $25,014. The value of personal use of Company planes by Ms. Montgomery is calculated based upon the actual variable costs incurred by Torchmark in providing such flights net of federal and state tax benefits ($10,178) and the lost tax benefits to Torchmark attributable to such flights ($14,836). The variable costs associated with such flights include fuel, maintenance of the planes, “dead head” flights, pilot travel expenses, on-board catering, landing and parking fees and other variable costs. Fixed costs, such as pilots’ salaries, are not included since they do not change with usage. Costs incurred by Torchmark in providing personal flights to executives are deductible for federal income tax purposes only to the extent that income is imputed to the executive for purposes of the flight. Accordingly, a tax deduction for the costs associated with personal flights is not allowed to the extent that such costs exceed the imputed income to the executives.
(26)	Includes perquisites and personal benefits for Ms. Montgomery of personal use of the Company airplane and a corporate holiday gift.
(27)	Includes perquisites and personal benefits for Mr. Herbel of payment of country club dues, personal use of Company planes, personal use of Company-purchased event tickets, a subsidiary’s sales convention gift and a corporate holiday gift to a charity of Mr. Herbel’s choice.
(28)	Includes perquisites and personal benefits for Mr. Herbel of country club dues, personal use of Company-purchased event tickets, a corporate holiday gift and a subsidiary’s sales convention gift.

2009 Grants of Plan-based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Award(s)			Estimated Future Payouts Under Equity Incentive Plan Award(s)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)(4)
Name(1)	Award Type	Grant Date	Threshold ($)	Target ($)(1)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Mark S. McAndrew	Options	2/26/09								120,000	23.50	648,960	(5)

	Restricted Stock	2/26/09							18,000			423,000	(5)
	Annual Cash			490,000

Gary L. Coleman	Options	2/26/09								50,000	23.50	270,400
	Restricted Stock	2/26/09							8,000			188,000
	Annual Cash			250,000

Rosemary J. Montgomery	Options	2/26/09								50,000	23.50	270,400
	Restricted Stock	2/26/09							8,000			188,000
	Annual Cash			240,000

Larry M. Hutchison	Options	2/26/09								50,000	23.50	270,400
	Restricted Stock	2/26/09							8,000			188,000
	Annual Cash			250,000

Vern D. Herbel	Options	2/26/09								45,000	23.50	243,360
	Restricted Stock	2/26/09							6,000			141,000
	Annual Cash			225,000

(1)	Estimated future payouts under non-equity, incentive plan awards are calculated pursuant to the Company’s Annual Management Incentive Plan. This plan provides a single estimated bonus payout at the maximum level available to the participating executive if objectives are met, subject to the Compensation Committee’s discretion to reduce the amount. On February 25, 2010, the Compensation Committee certified attainment of the bonus objectives for each executive, who was paid the bonus shown above shortly thereafter.
(2)	Restricted shares awarded February 26, 2009 vest 20% per year over a five year period commencing on the first anniversary of the award date, based upon continued employment. If the executive dies or retires at or after age 65 (a normal retirement), any remaining unvested restricted stock vests in full as of the date of death or retirement. If the executive retires at or after age 60, 75% of any remaining unvested restricted stock vests in full as of the date of retirement. Dividends are paid on both vested and unvested shares at the same rate as that received by all Company common stockholders.
(3)	Non-qualified stock options granted February 26, 2009 have a seven year term and a grant price equal to the market closing price of Company common stock on the New York Stock Exchange on the date awarded by the Compensation Committee (February 26, 2009). Such options vest as to 50% of the shares on the second anniversary of the grant date and as to the remaining 50% of the shares on the third anniversary of the grant date.
(4)	The values included in this column represent the grant date fair value of restricted stock and option awards computed in accordance with ASC 718. For restricted stock this involves the use of NYSE market closing price on the grant date of the stock. The assumptions utilized for options are set out in Footnote 1 to Torchmark’s audited financial statements contained in the Form 10-K for the fiscal year ended December 31, 2009.
(5)	Pursuant to a 2009 divorce decree and accompanying qualified domestic relations orders, Mr. McAndrew forfeited $45,086, the grant date fair value of 8,337 options and $32,548, the grant date fair value of 1,385 restricted shares to his former spouse.

Outstanding Equity Awards at Fiscal Year-End 2009

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mark S. McAndrew[1]	2/26/09		120,000	[2]		23.50	2/26/16
	2/26/08		120,000	[2]		62.68	2/26/15
	4/26/07	52,000	52,000	[2]		68.18	4/26/14
	12/13/05	75,000				55.48	12/13/12
	5/4/05	332,181				54.77	5/4/12
	12/13/04	60,000				56.24	12/15/14
	12/11/03	95,000				44.89	12/13/13
	12/16/02	50,000				37.44	12/18/12
	8/9/01	34,842				41.26	8/11/11
								2/26/09	18,000	[3]	791,100	[4]
								2/26/08	12,000	[3]	527,400	[4]
								4/26/07	6,000	[3]	263,700	[4]

Gary L. Coleman	2/26/09		50,000	[2]		23.50	2/26/16
	2/26/08		50,000	[2]		62.68	2/26/15
	1/19/07	12,500	12,500	[2]		64.59	1/19/14
	12/12/06	25,000				63.70	12/12/13
	12/13/05	60,000				55.48	12/13/12
	5/4/05	188,947				54.77	5/4/12
	12/13/04	55,000				56.24	12/15/14
	12/11/03	55,000				44.89	12/13/13
	12/16/02	30,000				37.44	12/18/12
	8/9/01	39,321				41.26	8/11/11
	12/21/99	3,233				27.8125	12/21/10
								2/26/09	8,000	[3]	351,600	[4]
								2/26/08	4,800	[3]	210,960	[4]
								12/12/06	1,600	[3]	70,320	[4]

Rosemary J. Montgomery	2/26/09		50,000	[2]		23.50	2/26/16
	2/26/08		45,000	[2]		62.68	2/26/15
	1/19/07	11,250	11,250	[2]		64.59	1/19/14
	12/12/06	22,500				63.70	12/12/13
	12/13/05	60,000				55.48	12/13/12
	5/4/05	191,657				54.77	5/4/12
	12/13/04	55,000				56.24	12/15/14
	12/11/03	55,000				44.89	12/13/13
	12/16/02	20,000				37.44	12/18/12
								2/26/09	8,000	[3]	351,600	[4]
								2/26/08	4,800	[3]	210,960	[4]
								12/12/06	2,000	[3]	87,900	[4]

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Larry M. Hutchison	2/26/09		50,000	[2]		23.50	2/26/16
	2/26/08		50,000	[2]		62.68	2/26/15
	1/19/07	12,500	12,500	[2]		64.59	1/19/14
	12/12/06	25,000				63.70	12/12/13
	12/13/05	60,000				55.48	12/13/12
	5/4/05	186,685				54.77	5/4/12
	12/13/04	55,000				56.24	12/15/14
	12/11/03	55,000				44.89	12/13/13
	12/16/02	30,000				37.44	12/18/12
	8/9/01	22,376				41.26	8/11/11
								2/26/09	8,000	[3]	351,600	[4]
								2/26/08	4,800	[3]	210,960	[4]
								12/12/06	1,600	[3]	70,320	[4]
Vern D. Herbel	2/26/09		45,000	[2]		23.50	2/26/16
	2/26/08		44,000	[2]		62.68	2/26/15
	1/19/07	10,000	10,000	[2]		64.59	1/19/14
	12/12/06	20,000				63.70	12/12/13
	12/13/05	30,000				55.48	12/13/12
	5/4/05	55,069				54.77	5/4/12
	12/13/04	30,000				56.24	12/15/14
	12/11/03	20,000				44.89	12/13/13
	12/16/02	7,500				37.44	12/18/12
	8/9/01	12,919				41.26	8/11/11
								2/26/09	6,000	[3]	263,700	[4]
								2/26/08	4,000	[3]	175,800	[4]
								12/12/06	1,600	[3]	70,320	[4]

[1]

As a result of a 2009 divorce decree and accompanying qualified domestic relations orders, Mr. McAndrew forfeited during fiscal year 2009 a total of 409,956 unexercised options (349,512 exercisable and 60,444 unexercisable) and 5,641 unvested restricted shares to his former spouse. He retained 581,067 unexercised options (349,511 exercisable and 231,556 unexercisable) and 30,359 unvested restricted shares at fiscal year end 2009.

[2]	Stock options vest at the rate of 50% on second and third anniversaries of grant date, with a seven year term.
[3]	Restricted stock vests at the rate of 20% per year over a five year period commencing on the first anniversary of grant date.
[4]	Calculated using year-end closing market price of $43.95 per share.

Option Exercises and Stock Vested

during fiscal year ended December 31, 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Mark S. McAndrew	0	0	5,000	123,760	(3)
Gary L. Coleman	2,151	21,582	2,000	63,664	(4)
Rosemary J. Montgomery	322	3,102	2,200	72,530	(5)
Larry M. Hutchison	1,722	16,571	2,000	63,664	(4)
Vern D. Herbel	0	0	1,800	58,964	(6)

[1]

“Value Realized on Exercise” represents the difference between the gross sales price per share in broker-assisted “cashless” option exercises and the exercise price per share multiplied by the number of shares underlying each option exercised.

[2]

“Value Realized on Vesting” represents the value of restricted shares calculated by multiplying the number of vested shares by the closing price of Torchmark common stock on the NYSE on the vesting date or if vesting occurred on a day upon which the NYSE was closed for trading, the preceding trading day.

[3]	2000 shares vested 4-26-09 and 3000 shares vested 2-26-09.
[4]	1200 shares vested 2-26-09 and 800 shares vested 12-12-09.
[5]	1200 shares vested 2-26-09 and 1000 shares vested 12-12-09.
[6]	1000 shares vested 2-26-09 and 800 shares vested 12-12-09.

Pension Benefits at December 31, 2009

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer under the Torchmark Corporation Pension Plan, the Torchmark Corporation Supplemental Executive Retirement Plan (effective January 1, 2007) (the new SERP) and the Torchmark Corporation Supplementary Retirement Plan (frozen in 1994) (the frozen SERP) determined using interest rates and mortality rate assumptions consistent with those used in Torchmark’s financial statements. Executive officers who participate in both the frozen SERP and the new SERP have agreed to forgo receipt of any benefit under the frozen SERP unless their frozen SERP benefit exceeds their new SERP benefit at the time of their retirement. No benefits are payable under the new SERP to persons retiring prior to age 55.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)		Payments During Last Fiscal Year ($)

(a)	(b)	(c)	(d)		(e)
Mark S. McAndrew	Torchmark Corporation Pension Plan	30	476,473		0
	Torchmark Corporation Supplemental Executive Retirement Plan	30	2,991,230		0
	Torchmark Corporation Supplementary Retirement Plan	15(2)	0	(3)	0
Gary L. Coleman	Torchmark Corporation Pension Plan	28	761,819		0
	Torchmark Corporation Supplemental Executive Retirement Plan	28	1,889,703		0
	Torchmark Corporation Supplementary Retirement Plan	13(2)	0	(3)	0
Rosemary J. Montgomery	Torchmark Corporation Pension Plan	29	1,101,164		0
	Torchmark Corporation Supplemental Executive Retirement Plan	29	2,353,640		0
	Torchmark Corporation Supplementary Retirement Plan	14(2)	0	(3)	0
Larry M. Hutchison	Torchmark Corporation Pension Plan	24	643,252		0
	Torchmark Corporation Supplemental Executive Retirement Plan	24	1,513,058		0
	Torchmark Corporation Supplementary Retirement Plan	9(2)	0	(3)	0
Vern D. Herbel	Torchmark Corporation Pension Plan	23	484,460		0
	Torchmark Corporation Supplemental Executive Retirement Plan	23	856,092		0

(1)	Present value of accumulated benefits is calculated using the December 31, 2009 FAS 87 disclosure assumptions as follows: (a) discount rate of 6.30%; (b) Optional Combined Tables for males and females based on the RP-2000 Mortality Tables projected with Scale AA as published by the IRS on February 26, 2007 and (c) the calculated present value at age 65 is discounted with interest only to the current age.

(2)	Because benefit accruals ceased under the Torchmark Corporation Supplementary Retirement Plan with the freezing of that plan December 31, 1994, each participant has fifteen years less credited service under the frozen SERP than under the Pension Plan.
(3)	No present value of Messrs. McAndrew, Hutchison and Coleman’s and Ms. Montgomery’s frozen SERP benefits are shown since at December 31, 2009 they were each more than 55 years old and their new SERP benefits exceeded any frozen SERP benefit due each of them, resulting by the terms of their participation in the new SERP in an automatic waiver of all their frozen SERP benefits.

The Torchmark Corporation Pension Plan is a non-contributory pension plan which covers all eligible employees at the Company and each of its subsidiaries except for American Income Life Insurance Company (which maintains a separate plan). Eligible employees must be 21 years of age or older and have one or more years of credited service. Benefits at age 65 under the Pension Plan will be determined based upon the calculation formulas applicable to employees of various participating employers prior to the January 1, 2004 merger of the pension plan of the Company and two pension plans of a subsidiary. The named executive officers are subject to the former TMK Pension Plan formula, which determines benefits by multiplying the average of the participant’s earnings in the five consecutive years in which they were highest during the ten years before the participant’s retirement by a percentage equal to 1% for each of the participant’s first 40 years of credited service plus 2% for each year of credited service after the participant’s 45th birthday and then reducing that result by a Social Security offset and by other benefits from certain other plans of affiliates. Benefits under the Pension Plan vest 100% at five years. Upon the participant’s retirement, Pension Plan benefits are payable as an annuity or certain portions thereof may be paid in a lump sum.

If the participant retires between the ages of 55 and 64, the amount of the Pension Plan benefits is reduced so that if he or she retires at age 55, the participant will be entitled to 50% of the accrued benefits. Of the named executive officers, Messrs. McAndrew, Coleman and Hutchison and Ms. Montgomery are eligible for early retirement benefits under the Pension Plan. It is not possible for a participant’s credited service under the Pension Plan to exceed his or her actual years of service with the Company and its subsidiaries.

Laws limit to a fixed amount per year the benefits that a qualified plan such as the Pension Plan can pay (in 2009, $195,000). Benefits that are actually paid under the Pension Plan are also based upon the covered compensation of the participant as defined by the Internal Revenue Code (in 2009, $245,000), not on actual final average earnings of the participant. Accordingly, the Company maintained the non-qualified Torchmark Supplementary Retirement Plan, under which vested benefits were frozen in 1994 and no further benefits accrued, to provide the excess annual retirement benefits which could not be paid under the applicable pension plan because of these legal restrictions. This frozen supplemental plan, which is an unfunded general obligation of Torchmark, will pay the vested benefits thereunder in the form and at the time elected by each participant in compliance with I.R.C. Section 409A. Of the named executive officers, Messrs. McAndrew, Coleman and Hutchison and Ms. Montgomery have a vested benefit under the frozen Supplementary Retirement Plan. To the extent that Messrs. McAndrew, Coleman and Hutchison and Ms. Montgomery receive any benefits under the Company’s new SERP implemented in 2007, they have agreed to waive their frozen SERP benefits unless those fixed benefits under the frozen SERP are greater.

After evaluation of the retirement benefits potentially payable to its executives relative to its peer companies, the Board of Directors, based upon a recommendation from the Compensation Committee, implemented a new supplemental executive retirement plan, effective January 1, 2007. This non-qualified SERP, is funded by a Rabbi trust and will pay a supplemental benefit to a participating executive upon retirement in the amount of that portion of the executive’s retirement benefit, calculated under the Pension Plan or a subsidiary’s pension plan using the formulas from the former TMK Pension Plan, which cannot be paid from the Pension Plan or a subsidiary’s pension plan because of the IRS limits requiring the pension calculation to be based on a much lower covered compensation figure and the fixed amount annual limit on qualified pension plan benefits. No benefits will be paid out under the SERP unless the participant is 55 years old and has at least ten years of service with the Company and/or its subsidiaries. Participants meeting these requirements will receive benefits which range from 15% of the benefit that they would have ultimately received on retirement at age 65 if they choose to retire at age 55 to 98% of the benefit that they would have ultimately received on retirement at age 65 if they choose to retire at age 64. Benefits will be paid in the form of an annuity selected by the participant. The Compensation Committee designated 32 executives of the Company and its subsidiaries, including each of the named executive officers, to participate in the SERP on January 28, 2009.

2009 Non-Qualified Deferred Compensation

The non-qualified deferred compensation reflected below is being deferred pursuant to the Torchmark Corporation Supplemental Savings and Investment Plan (Supplemental Thrift Plan), an unfunded non-qualified deferred compensation plan, which was frozen in 1992. Executive and Company contributions to this plan were terminated as of that date, with only interest on existing funds accruing to executives’ accounts thereafter at a rate equal to the average yield for Corporate Aa bonds per Moody’s Bond Survey, less a .5% expense allowance.

The Supplemental Thrift Plan allowed the Company to match participating executives’ contributions to the broad-based, tax-qualified Savings and Investment Plan above the levels then permitted by the Internal Revenue Code under that plan. Only Mr. McAndrew has a frozen account in the Supplemental Thrift Plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Mark S. McAndrew	0	0	880(1)	0	17,217(2)
Gary L. Coleman	0	0	0	0	0
Rosemary J. Montgomery	0	0	0	0	0
Larry M. Hutchison	0	0	0	0	0
Vern D. Herbel	0	0	0	0	0

(1)	Amount is interest only and is not reported for Mr. McAndrew in the Summary Compensation Table as it is not accrued at a preferential or above-market rate.
(2)	Amount shown for Mr. McAndrew was not required to be included in the Summary Compensation Table for years before 2006 under prior rules.

Potential Payments upon Termination or Change-in-Control

Torchmark and its subsidiaries do not have employment contracts, severance agreements, salary continuation agreements or severance plans with the named executive officers. Potential payments and benefits not generally available to all salaried employees may be made to the named executive officers (1) upon termination of their employment in connection with stock options issued to them under the Company’s various incentive plans, (2) upon termination of employment in connection with restricted stock issued to them under the 2005 Plan in the case of Messrs. Coleman, Herbel and Hutchison and Ms. Montgomery or under the 2007 Plan in the case of Messrs. McAndrew, Coleman, Herbel and Hutchison and Ms. Montgomery, (3) at age 65 in the form of an insurance policy under a Retirement Life Insurance Benefit Agreement, (4) upon termination of their employment in the form of a cash payment under the Supplemental Thrift Plan, (5) upon termination of their employment in the form of the executive’s chosen installment payment option, or annuity under the frozen SERP, which was closed in 1994 and (6) upon termination of their employment in the executive’s chosen form of annuitized payment under the new SERP. Additionally, in the case of a change in control of Torchmark, the stock options and restricted stock held by the named executive officers would be subject to vesting and those executive officers would have potential payments as a result.

For purposes of the following disclosures, the assumptions used in making the calculations are: (1) the triggering event (termination of employment, retirement, or change-in-control) occurred on December 31, 2009;

(2) the per share price of Torchmark stock is $43.95, the closing price of the stock on December 31, 2009; (3) the ages of the named executive officers as of December 31, 2009 were Mark McAndrew (age 56), Gary Coleman (age 56), Rosemary Montgomery (age 60), Larry Hutchison (age 55) and Vern Herbel (age 52); and (4) their salary and bonus is what is reflected for them in the Summary Compensation Table.

Stock Options and Termination of Employment

Currently outstanding Torchmark stock options provide that the options may be exercised for a period of time after termination of employment that varies with the circumstances of the termination:

(1)	on a voluntary termination—one month after termination of employment or the expiration of the stated term of the option, whichever is shorter;
(2)	on an involuntary termination without cause—three months after termination of employment or the expiration of the stated term of the option, whichever is shorter;
(3)	on an early retirement (defined to be at or after age 55)—three years from the date of retirement or the expiration of the stated term of the option whichever is shorter;
(4)	on retirement at or after age 60 (only for options granted on and after December 13, 2005)—five years from the date of retirement or the expiration of the stated term of the option whichever is shorter;
(5)	on a normal retirement (defined to be at or after age 65)—the remaining balance of the term of the option, and all options remaining unvested upon the exercise of the option vest in full on the retirement date;
(6)	on disability—the remaining balance of the term of the option, and all options remaining unvested are immediately vested in full; and
(7)	on death—the remaining balance of the term of the option or one year from the date of death, whichever is longer, and all options remaining unvested at the date of death are immediately vested in full.

If employment is terminated for cause, there is no post-termination exercise as all outstanding options are forfeited to the Company. “Cause” is defined by the 2007 and 2005 Plans as a reason for a plan participant’s termination of employment as that term may be defined in the employment, severance or similar agreement, if any, between the participant and the Company or a subsidiary. If there is no employment, severance or similar agreement and if the grant agreement does not define that term (which is the case for all awards currently outstanding under the 2007 and 2005 Plans), “cause” is defined as any of the following acts by the plan participant, as determined by the Compensation Committee or the Board of Directors: gross neglect of duty, prolonged absence from duty without the consent of the Company, intentionally engaging in any activity that is in conflict with or adverse to the business or other interests of the Company, or willful misconduct, misfeasance or malfeasance of duty which is reasonably determined to be detrimental to the Company. “Cause” is defined by the 1998 Plan as a plan participant’s willful misconduct or dishonesty, any of which is directly and materially harmful to the business or reputation of the Company or any subsidiary.

Options which were granted in full or partial payment of cash bonuses do not expire upon termination of employment other than upon a termination for cause; they remain exercisable in increments according to their original vesting schedule unless the optionee dies, reaches age 65 and retires, or there is a change-in-control of the Company, where in each instance any unvested portion of the option becomes immediately exercisable in full.

The table below sets out values for outstanding “in the money” stock options that would be realized by the named executives officers in the termination of employment situations discussed above. Only those termination of employment situations applicable to each individual named executive officer based upon the foregoing assumptions are shown.

Mark S. McAndrew	Early Retirement — $2,493,121
Disability — $2,493,121
Death — $2,493,121

Gary L. Coleman	Early Retirement — $1,375,746
Disability — $1,375,746
Death — $1,375,746

Rosemary J. Montgomery	Early retirement —$1,152,700
Disability — $1,152,700
Death — $1,152,700

Larry M. Hutchison	Early Retirement — $1,277,991
Disability — $1,277,991
Death — $1,277,991

Vern D. Herbel	Voluntary termination — $83,577
Involuntary termination without Cause — $83,577
Disability — $1,003,827
Death — $1,003,827

Restricted Stock and Termination of Employment

The Company’s currently outstanding restricted stock awards provide that if the executive’s employment with Torchmark or one of its subsidiaries terminates during the restriction period because of death or because of retirement at or after age 65, all then remaining unvested restricted shares vest in full on the date of death or retirement. If the executive’s employment terminates by reason of retirement at or after age 60, 75% of any then remaining unvested restricted stock vests in full on the date of retirement. Based upon an assumed employment termination date of December 31, 2009, the only value to be shown below for Messrs. McAndrew, Coleman, Hutchison and Herbel is termination by death and the values shown for Ms. Montgomery are termination by retirement at or after age 60 and termination by death.

Termination by Death
Mark S. McAndrew	$1,582,200
Gary L. Coleman	$668,040
Larry M. Hutchison	$668,040
Rosemary J. Montgomery	$694,410
Vern D. Herbel	$544,980

Termination by Retirement at or after 60
Rosemary J. Montgomery	$520,808

Retirement Life Insurance Agreements

Torchmark will provide a life insurance benefit to each of the named executive officers during their respective lifetimes, effective upon the later of his or her 65th birthday or his or her retirement date, with coverage equal to the designated percentage shown below of an amount equal to two times the executive’s salary and bonus earned in his or her final year of employment prior to retirement, less $5,000; provided, however, that the insurance benefit will in no case exceed $1,995,000.

Employee’s Age Nearest Birthday at date of Retirement	Percentage of Benefit Amount
55	65%
56	70%
57	75%
58	80%
59	85%
60	90%
61	95%
62 or over	100%

Based upon an assumed retirement date of December 31, 2009, Ms. Montgomery would have $1,354,000 of life insurance coverage under her Retirement Life Insurance Agreement; Mr. McAndrew would have $1,995,000 of life insurance coverage under his Retirement Life Insurance Agreement; Mr. Coleman would have $1,108,000 of life insurance coverage under his Retirement Life Insurance Agreement; and Mr. Hutchison would have $1,002,500 of life insurance coverage under his Retirement Life Insurance Agreement. Each of them would be issued an insurance policy by a Company subsidiary with a face amount equal to her/his insurance coverage. Mr. Herbel, who was not at least age 55 on the assumed retirement date, would have no coverage under his Retirement Life Insurance Agreements assuming he had retired on December 31, 2009.

Supplemental Thrift Plan

Torchmark’s Supplemental Thrift Plan, described earlier in this Proxy Statement, was closed to new contributions by the Company and the participating executives in 1992. After that date, only interest calculated at a rate equal to the average yield for Corporate Aa bonds per Moody’s Bond Survey, less a .5% expense allowance was credited by the Company to the account of a participating executive. That account balance is paid to the executive in cash after his or her retirement. Of the named executive officers only Mr. McAndrew has a Supplemental Thrift Plan account. Based upon an assumed retirement date of December 31, 2009, he would be paid $17,217 from the Supplemental Thrift Plan.

Frozen SERP

The Torchmark Corporation Supplementary Retirement Plan (referred to in this Proxy Statement as the frozen SERP) was closed in 1994, and all vested benefits ultimately owed to participants upon their retirements were fixed. Participants generally must have elected no later than December 31, 2006 when their retirement income payments under the frozen SERP will commence from among the following dates: January 8 following retirement; January 1 following his or her 65th birthday; or the January 1 following the second, third, fourth or fifth anniversary of his or her retirement. Their retirement income payments will be made in the form of a single life annuity unless they elected no later than December 31, 2006 to receive payments in an optional form (a lump sum distribution, annual installments of approximate equal value paid over a minimum of two years and a maximum of ten years or any form of annuity permitted for payments under the Company’s qualified defined benefit plan). Executive officers who are participants in both the frozen SERP and the new SERP were required to modify the distributions election for the frozen SERP no later than December 31, 2007. The effect of this modification was to make the timing and method of distribution consistent under the two plans and to be consistent with distribution options permitted under the new SERP. Since Messrs. McAndrew and Coleman and Ms. Montgomery’s respective benefits under the new SERP at December 31, 2009 would exceed their benefits on that date under the frozen SERP, each would have waived his/her frozen SERP benefit in order to receive his/her new SERP benefit and would not receive any benefit under this plan. While he was age 55 at December 31, 2009, Mr. Hutchison’s benefit calculated under the new SERP would not have exceeded his benefit under the frozen SERP and, accordingly, he did not waive his frozen SERP benefit. The annual benefit payable as of December 31, 2009 to Mr. Hutchison under the frozen SERP is $115. Mr. Herbel did not participate in the frozen SERP and has no benefits from this plan supplementing his qualified defined pension.

New SERP

The Torchmark Corporation Supplemental Executive Retirement Plan (referred to in this Proxy Statement as the New SERP) became effective January 1, 2007. No benefits will be paid under this plan upon retirement unless the participant is 55 years old and has at least ten years of service with the Company or its subsidiaries. Assuming the named executive officers retired on December 31, 2009, since Messrs. McAndrew, Hutchison and Coleman and Ms. Montgomery were at least age 55 on that date, they would be entitled to receive benefits under the New SERP; however, Mr. Hutchison’s benefit under the new SERP would be $0 so he would receive the annual benefit under the frozen SERP described above. The annual benefits payable as of December 31, 2009 for these individuals are as follows:

Mark S. McAndrew	$112,065
Gary L. Coleman	$56,833
Rosemary J. Montgomery	$281,802
Larry M. Hutchison	$0

Change-in-Control—Stock Options and Restricted Stock

The 2007 Plan provides that (1) in case of a change in control where the new controlling person does not assume or equitably substitute stock options or restricted stock, all outstanding options become fully exercisable and all time-based restricted stock vests and (2) in the case of a change in control where the new controlling person assumes or equitably substitutes stock options or restricted stock, if a participant’s employment is terminated without cause or the participant terminates for good reason within two years after the effective date of the change in control, all outstanding options are fully exercisable and time-based restricted stock vests.

The 2005 Plan provides that if a participant’s employment is terminated without cause or the participant resigns for good reason within one year after the effective date of a change in control, all outstanding options and unvested restricted stock issued under the plan become fully exercisable. For purposes of the 2007 Plan and the 2005 Plan, a “change in control” generally consists of any one of the following events:

(i)	An acquisition of 25% or more of Torchmark’s voting securities, but not including:

–	an acquisition by a person who on the plan’s effective date (April 26, 2007 for the 2007 plan and April 28, 2005 for the 2005 Plan) was the beneficial owner of 25% or more Torchmark’s voting securities;

–	an acquisition of securities by or from Torchmark;

–	an acquisition of securities by a Torchmark employee benefit plan; or

–	an acquisition of securities by a successor corporation pursuant to a transaction which complies with the exception to clause (iii) below.

(ii)	Individuals serving on Torchmark’s Board on the plan’s effective date (April 26, 2007 for the 2007 Plan and April 28, 2005 for the 2005 Plan) cease to constitute a majority of the Board (with an exception for individuals whose election or nomination was approved by a majority of the then incumbent board, outside the context of an election contest).

(iii)	A reorganization, merger or consolidation of Torchmark, or a sale of all or substantially all of Torchmark’s assets, unless, following any such transaction:

–	all or substantially all of Torchmark’s shareholders prior to the transaction own more than 50% of the voting stock of Torchmark or its successor in substantially the same proportions as their ownership of Torchmark’s voting stock prior to the transaction; and

–	no person (excluding any successor corporation or any employee benefit plan of Torchmark or a successor corporation) acquires 25% or more of the voting securities of Torchmark or its successor as a result of the transaction, except to the extent that such ownership existed prior to the transaction, and

–	a majority of the members of the Board of Torchmark or its successor following the transaction were members of Torchmark’s Board prior to the transaction.

(iv)	Torchmark’s shareholders approve a complete liquidation or dissolution of Torchmark.

The Torchmark Corporation 1998 Stock Incentive Plan (1998 Plan), under which named executives hold certain options, provides that on a change of control any stock options awarded under that plan which were not previously exercisable and vested become fully exercisable and vested. The value of all outstanding options under the 1998 Plan will be settled on the basis of the change of control price (defined as the highest price per share paid in any NYSE composite tape transaction at any time during the preceding 60 day period) as of the date the change of control occurs, in cash or in stock as determined in the discretion of the Compensation Committee.

For purposes of the 1998 Plan, a “change in control” generally consists of any one of the following events:

(i)	An acquisition of 20% or more of Torchmark’s voting securities (other than an acquisition by Torchmark or one its subsidiaries or employee benefit plans).

(ii)	The occurrence of a transaction or event relating to Torchmark that is required to be described pursuant to the requirements of Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act.

(iii)	When, during any two-year period, the members of Torchmark’s Board at the beginning of the period cease to constitute at least a majority of the Board (other than due to the death of a director), unless a director is elected or recommended by at least two-thirds of the directors at the beginning of the period.

(iv)	An acquisition of Torchmark by a third party, by merger, purchase of assets or otherwise, requiring stockholder approval.

Assuming that the change in control occurred on December 31, 2009, named executive officers would have the following intrinsic option values under the 2007, 2005 and 1998 Plans:

Mark S. McAndrew	$2,493,121
Gary L. Coleman	$1,375,746
Rosemary J. Montgomery	$1,152,700
Larry M. Hutchison	$1,277,991
Vern D. Herbel	$1,003,827

Assuming that the change in control occurred on December 31, 2009, the named executive officers would have the values shown below for their unvested restricted stock granted under the 2007 or 2005 Plans:

Mark S. McAndrew	$1,582,200
Gary L. Coleman	$668,040
Rosemary J. Montgomery	$694,410
Larry M. Hutchison	$668,040
Vern D. Herbel	$544,980

2009 Director Compensation

The table below summarizes the compensation paid by Torchmark to non-employee directors for the fiscal year ended December 31, 2009.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Option Awards ($) (2)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Charles E. Adair	75,500		0	54,174	0	0	0	129,674
David L. Boren	77,500		54,182	0	0	0	0	131,682
M. Jane Buchan	72,500		0	54,174	0	0	0	126,674
Robert W. Ingram	75,500		54,182	0	0	0	0	129,682
Joseph L. Lanier, Jr.	77,500		54,182	0	0	0	0	131,682
Lloyd W. Newton	72,500		54,182	0	0	0	0	126,682
Sam R. Perry	3,500	(4)	70,522	54,174	0	0	0	128,196
Lamar C. Smith	55,000		0	54,174	0	0	0	109,174
Paul J. Zucconi	86,000		54,182	0	0	0	0	140,182

[1]

The amounts presented in this column are computed in accordance with ASC 718 and represent the grant date fair values for 1,207 shares of restricted stock awarded to Mr. Lanier, 1,207 restricted stock units awarded to each of Messrs. Boren, Ingram, Newton and Zucconi and 1,571 restricted stock units awarded to Mr. Perry, all on January 2, 2009.

[2]	Aggregate outstanding option awards at fiscal year end 2009:

Director	No. of Options
Charles E. Adair	39,211
David L. Boren	12,000
M. Jane Buchan	30,000
Robert W. Ingram	18,000
Joseph L. Lanier, Jr.	30,000
Lloyd W. Newton	18,000
Sam R. Perry	36,000
Lamar C. Smith	69,966
Paul J. Zucconi	38,900
[3]

The amounts presented in this column are computed in accordance with ASC 718 and represent the grant date fair value of the 6,000 stock options with an exercise price of $44.89 per share awarded January 2, 2009 to each of Messrs. Adair, Perry and Smith and Ms. Buchan.

[4]

Mr. Perry made a timely 2008 election to defer all $70,500 of his 2009 annual director compensation and received it in the form of restricted stock units which were granted by the Compensation Committee on January 2, 2009 at a committee meeting held on that date.

Payments to Directors

Directors of the Company are currently compensated on the following basis:

(1) Directors who are not officers or employees of the Company or a subsidiary of the Company (Outside Directors) receive an annual retainer of $45,000, which is paid each January for the entire year, a fee of $2,000 for each physical Board or Board Committee meeting attended and a fee of $500 for each telephonic Board or Board Committee meeting in which they participate. They do not receive fees for the execution of written consents in lieu of Board meetings or in lieu of Board committee meetings. They receive reimbursement for their travel and lodging expenses if they do not live in the area where a meeting is held.

(2) Beginning January 1, 2007, the outside directors who chair the Audit Committee, the Compensation Committee and the Governance and Nominating Committee receive annual Committee Chair retainers, payable in quarterly installments. The Audit Committee Chair receives $10,000 and the Compensation Committee Chair and the Governance and Nominating Committee Chair each receive $5,000.

(3) Pursuant to the provisions of a non-employee director subplan under the Company’s then active omnibus incentive plan, each Outside Director is automatically awarded annually non-qualified stock options on 6,000 shares of Company common stock on the first day of each calendar year in which stock is traded on the New York Stock Exchange at the NYSE market closing price on that date unless he or she makes a timely advance election to receive an equivalent value of restricted stock or restricted stock units in lieu of the 6,000 share annual formula-based option grant. Shares of restricted stock and RSUs awarded in lieu of options are awarded at fair market value (NYSE market closing price) on the date of the annual formula-based option grants. Restricted stock carries full voting and cash dividend rights from its initial award date. RSUs, while not issued as shares until a director’s retirement form the Board, carry the right to dividend equivalents form the award date payable in additional RSUs which are fully vested when issued but are also not issued as shares until the director retires. Each of Messrs. Adair, Perry and Lamar Smith and Ms. Buchan received a 6,000 share stock option on January 2, 2009 at the grant-date fair market exercise price of $44.89 per share pursuant to a non-employee director subplan of the 2007 Long-Term Compensation Plan. Messrs. Boren, Ingram, Newton and Zucconi made timely elections to convert their 2009 annual formula-based options to RSUs, receiving 1,207 RSUs on January 2, 2009, which fully vested on July 2, 2009. Mr. Lanier made a timely election to convert his 2009 annual formula-based options to restricted shares and received 1,207 restricted shares on January 2, 2009, which fully vested on July 2, 2009.

The entire Board may award non-qualified stock options on a non-formula basis to all or such individual Outside Directors as it selects under the non-employee director subplan of the 2007 Long-Term Compensation Plan. Such options may be awarded at such times and for such number of shares as the Board in its discretion determines. The price of such options will be fixed by the Board at the fair market value of the stock on the grant date. No stock options were awarded on a non-formula basis in 2009.

Non-employee directors may also complete a timely irrevocable election for a calendar year and defer annual director compensation (retainers and Board and Committee meeting fees assuming attendance at all scheduled meetings) pursuant to the 2007 Plan in 10% increments but not less than 50% of such compensation into non-qualified stock options, restricted stock or restricted stock units (RSUs). All such deferred compensation stock options are granted at an exercise price equal to the fair market value (NYSE market closing price) on a date selected by the Compensation Committee during January in the calendar year to which the election relates. Shares of restricted stock and RSUs are awarded at fair market value (NYSE market closing price) on the same January date selected by the Compensation Committee for option grants. Such stock options, restricted stock and RSUs become fully exercisable or fully vested, as the case may be, six months from their award date. Restricted stock carries full voting and cash dividend rights from its initial award date. RSUs, while not issued as shares until a director’s retirement from the Board, carry the right to dividend equivalents from the award date payable in additional RSUs which are fully vested when issued but are also not issued as shares until the director’s retirement. Mr. Perry made a timely election to defer 100% of his respective 2009 annual compensation to RSUs and received 1,571 RSUs on January 2, 2009, when Torchmark stock had a fair market value of $44.89.

Outside directors receive very limited perquisites and other personal benefits, which may include holiday gifts, personal use of Company airplanes and costs associated with spouses’ travel to Board meetings. In 2009, no outside directors received perquisites with an aggregate incremental cost to the Company in excess of $10,000.

Non-employee directors could also elect to defer their director compensation to the Company’s traditional deferred compensation plan, which is more fully described in Compensation Discussion and Analysis on page 29, until that plan was amended in October 2008 to provide that non-employee directors not already participating were no longer eligible to participate. Director Joseph L. Lanier, Jr. has deferred compensation into the plan in the past but was not doing so at the time of the plan’s amendment. He continues to receive interest, which is not paid at preferential or above-market rates, on his plan balance. He is not currently receiving any payments from this plan. No other directors participated in this plan.

Non-employee directors may currently elect to defer all or a designated portion of their annual director compensation into an interest-bearing account pursuant to a timely election made under the non-employee director sub-plan of the 2007 Plan. These accounts bear interest at non-preferential rates set from time to time by the Compensation Committee. Such accounts are paid to the director in a lump sum or equal monthly installments for up to 120 months as elected by the director with payments commencing on the earliest of (a) December 31 of the fifth year after the year for which the deferral was made, (b) the first business day of the fourth month after the director’s death or (c) the director’s termination as a non-employee director of the Company or any of its subsidiaries for a reason other than death. None of the non-employee directors are currently deferring compensation into such interest-bearing accounts under the sub-plan of the 2007 Plan.

Directors who are employees of the Company or its subsidiaries receive no compensation for Board service.

Related Party Transaction Policy and Transactions

Policy with Respect to Related Party Transactions

On October 25, 2006, the Board of Directors adopted a written policy statement with respect to related party transactions. This policy provides that a related party transaction may be consummated or may continue only if: (1) the disinterested members of the Board of Directors have approved or ratified the transaction in accordance with the guidelines in the policy and the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; or (2) the transaction involves compensation approved by the Compensation Committee of the Board. A “Related Party” is a person deemed to be a senior officer (including executive vice presidents of the Company, Section 16 reporting officers of the Company and the presidents/chief executive officers of principal subsidiaries) or director of Torchmark, a 5% shareholder of the Company (or such shareholder’s controlled affiliates), an immediate family member of a senior officer or a director, and an entity which is controlled by someone listed above or in which such listed person has a substantial ownership or controlling interest. A “Related Party Transaction” is a transaction between the Company and any Related Party (including transactions requiring disclosure under Item 404 of Regulation S-K) other than transactions available to all employees generally or transactions involving less than $5,000 when aggregated with all similar transactions.

At each calendar year’s first regularly scheduled Board meeting, management recommends Related Party Transactions to be entered into by the Company for that year, including the proposed aggregate value of such transactions, if applicable. The disinterested directors will approve or disapprove of the transactions. At each subsequently scheduled meeting, management will update the disinterested directors regarding any material changes to the transactions. If management recommends any additional Related Party Transactions subsequent to the first meeting of a calendar year, these transactions will be submitted to the disinterested directors.

In situations where a significant opportunity is presented to management or a member of the Board of Directors which might result in the diversion of a corporate opportunity for their personal gain, that Related Party (other than an otherwise unaffiliated 5% shareholder) must obtain the consent of the Board of Directors.

At their February 26, 2009 meeting, the disinterested members of the Board determined that there were no related party transactions to be reviewed under the Related Party Transactions Policy for 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the securities laws of the United States, the Company’s directors, its executive officers, and any persons holding more than ten percent of the Company’s common stock are required to report their initial ownership of the Company’s common stock and other equity securities and any subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange and to submit copies of these reports to the Company. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2009, all required Section 16(a) filings applicable to its executive officers, directors, and greater than ten percent beneficial owners were timely and correctly made except each of Glenn Williams filed a late Form 4 reporting an open market sale of common stock; Frank Svoboda filed a late Form 4 reporting acquisition of Torchmark Capital Trust III preferred securities; and amended Forms 4 were filed by Danny Almond to correct the number of Torchmark Capital Trust III preferred securities purchased by his spouse and reported as indirectly held by him (one amendment); by Sam Perry to include dividend equivalent shares received on restricted stock (one amendment) and by Paul Zucconi to update the dividend reinvestment shares in a family partnership brokerage account (one amendment).

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of four directors all of whom are presently independent as that term is defined in the rules of the New York Stock Exchange: Paul J. Zucconi, who currently serves as Committee Chairman; Charles E. Adair, Robert W. Ingram, and Sam R. Perry. All members of the Audit Committee are financially literate as that qualification has been interpreted by the Company’s Board of Directors in its business judgment and at least one member of the Audit Committee has accounting or related financial management expertise. In October 2003, the Board of Directors, after review and deliberation, determined that Paul J. Zucconi is the audit committee financial expert serving on the audit committee in accordance with the definition and qualifications for an audit committee financial expert set out in SEC Regulation S-K, Item 407 and formally reaffirmed the same on February 25, 2010.

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by reviewing the Company’s consolidated financial reports, its internal financial and accounting controls, and its auditing, accounting and financial reporting processes generally.

In discharging its oversight responsibilities regarding the audit process, the Audit Committee reviewed and discussed the audited consolidated financial statements of Torchmark as of and for the year ended December 31, 2009 with Company management and Deloitte & Touche LLP (Deloitte), the independent registered public accounting firm of the Company. The Audit Committee received the written disclosures and the letter from Deloitte required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, discussed with Deloitte any relationships which might impair that firm’s independence from management and the Company and satisfied itself as to the auditors’ independence. The Audit Committee reviewed and discussed with Deloitte all communications required by auditing standards generally accepted in the United States of America, including U.S. Auditing Standard (AU) 380, The Auditors’ Communication with Those Charged with Governance, (as may be modified or amended).

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in Torchmark’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Paul J. Zucconi, Chairman

Charles E. Adair

Robert W. Ingram

Sam R. Perry

February 24, 2010

The foregoing Audit Committee Report shall not be deemed “filed” with the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934.

PRINCIPAL ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees, including out-of-pocket expenses, billed to Torchmark for the fiscal years ended December 31, 2009 and 2008 by the Company’s independent registered public accounting firm, Deloitte & Touche LLP.

	2009	2008
Audit Fees(a)	$2,570,712	$2,423,570
Audit Related Fees(b)	0	297,534

Tax Fees(c)	20,068	18,534

All Other Fees(d)	30,634	11,260

Total Fees	$2,621,414	$2,750,898

(a)	Fees for audit services billed in 2009 and 2008 consisted of:

(i)	Audit of Company’s annual financial statements and insurance subsidiaries statutory financial statements;
(ii)	Review of the Company’s quarterly financial statements; and
(iii)	Services related to Securities and Exchange Commission filings and regulatory matters.

(b)	Fees for assistance in due diligence reviews of potential acquisions.

(c)	Fees for tax services provided in 2009 and 2008 consisted primarily of fees for assistance with tax audits and compliance on foreign operations.

(d)	Fees for assistance with Insurance Department examinations.

Pre-approval Policy

All audit and non-audit services performed by Deloitte in 2009 were pre-approved in accordance with the Policy Regarding the Approval of Audit and Non-Audit Services Provided by the Independent Auditor adopted by the Audit Committee at its April 23, 2003 meeting, as amended at its October 13-14, 2003 meeting. The Policy requires that all services provided by Deloitte, both audit and non-audit must be pre-approved by the Audit Committee or a Designated Member thereof except for certain de minimus exceptions. After discussions with Deloitte and Company management, the Audit Committee has determined that the provision of certain designated audit-related, tax and all other services do not impair the independence of Deloitte. The Policy describes the permitted audit, audit-related, tax and all other services (collectively, the Disclosure Categories) that Deloitte may perform. Pre-approvals of audit and non-audit services may be given at any time up to a year before commencement of the specific service.

A description of the services expected to be provided by Deloitte in each of the Disclosure Categories (a Service List) is presented to the Audit Committee for approval. Upon receipt of approval of these services by the Audit Committee or a Designated Member, the services are provided by Deloitte for the duration of the pre-approved period. Any requests for audit, audit-related, tax and other services not on the pre-approved Service List must be separately pre-approved by the Audit Committee or the Designated Member and cannot be commenced until such pre-approval is obtained. If the Designated Member pre-approves permitted services, a report of this specific pre-approval must be made to the Audit Committee at its next regularly scheduled meeting. The Chief Financial Officer or his designee may engage Deloitte to provide any permitted service if the expected fee does not exceed $50,000 after obtaining approval of the Chairman of the Audit Committee as the Designated Member. The Audit Committee may also periodically establish fee thresholds for pre-approved services.

At each regularly scheduled Audit Committee meeting, the Audit Committee reviews a summary of the services provided, including fees, a listing of new pre-approved services since the Committee’s last meeting, a list of any de minimus services approved by the Chief Financial Officer and the Audit Committee Chairman and an updated projection for the current fiscal year of estimated annual fees to be paid to Deloitte.

MISCELLANEOUS INFORMATION

Proposals of Stockholders

In order for a proposal by a stockholder of the Company to be eligible to be included in the proxy statement and proxy form for the annual meeting of stockholders in 2011, the proposal must be received by the Company by the Corporate Secretary at 3700 South Stonebridge Drive, McKinney, Texas 75070, on or before November 18, 2010. If a stockholder proposal is submitted outside the proposal process mandated by the Securities and Exchange Commission rules, the proposal will be considered untimely if received after February 2, 2011.

General

The cost of this solicitation of proxies will be paid by the Company. The Company is requesting that certain banking institutions, brokerage firms, custodians, trustees, nominees, and fiduciaries forward solicitation material to the underlying beneficial owners of the shares of the Company they hold of record. The Company will reimburse all reasonable forwarding expenses. The Company has retained Georgeson to assist with the solicitation of proxies for a fee not to exceed $8,000 plus reimbursement for out-of-pocket expenses.

The Annual Report of the Company for 2009, which accompanies this proxy statement, includes a copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2009 and the financial statements and schedules thereto. Upon request and payment of copying costs, the exhibits to the Form 10-K will be furnished. These written requests should be directed to Investor Relations Department of Torchmark Corporation at 3700 South Stonebridge Drive, McKinney, Texas 75070.

By Order of the Board of Directors

Carol A. McCoy

Vice President, Associate Counsel & Secretary

March 18, 2010

Appendix A

Proposed Amendments to

Restated Certificate of Incorporation

and

Amended and Restated By-Laws

of Torchmark Corporation

to Remove “Supermajority Voting” Provisions

(Deletions indicated by strikeout and additions indicated by underline)

1. Proposed amendments to Restated Certificate of Incorporation.

Amend Article SIXTH to read as follows:

SIXTH: ~~Except as otherwise provided in this Article Sixth, the~~The Board of Directors is expressly authorized and empowered to make, alter, amend and repeal the By-Laws of the Corporation, ~~subject to the power of the stockholders of the Corporation to alter or repeal any By-Laws made by the Board of Directors~~.

~~The affirmative vote of the holders of at least 80% of the voting power of all of the shares of the Corporation entitled to vote generally in the election of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, any provision in Article II or Article III of the By-Laws as those By-Laws read at the close of the annual meeting of stockholders on April 26, 1984.~~

2. Proposed amendments to Amended and Restated Bylaws.

Amend Article II, Section 1 to read as follows:

Section 1. Stockholder Action:

Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors, upon not less than ten nor more than sixty days’ written or electronic notice. ~~Notwithstanding anything contained in these By-Laws to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all of the shares of the Corporation entitled to vote generally in the election of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article II.~~

Delete Article III, Section 10 as follows:

~~Section 10. Amendment, Repeal, etc.:~~

~~Notwithstanding anything contained in these By-Laws to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all of the shares of the Corporation entitled to vote generally in the election of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article III.~~

Amend Article VII to read as follows:

ARTICLE VII. AMENDMENTS

~~Except as otherwise provided in Articles II and III of these By-Laws, these~~These By-Laws may be altered or repealed and By-Laws may be adopted at any annual meeting of the stockholders, or at any

A-1

special meeting thereof if notice of the proposed alteration or repeal or By-Law or By-Laws to be adopted is contained in the notice of such special meeting, by the affirmative vote of a majority of the stock issued and outstanding and entitled to vote thereat, or by the affirmative vote of a majority of the Board of Directors, at any regular meeting of the Board of Directors, or at a special meeting of the Board of Directors, if notice of the proposed alteration or repeal, or By-Law or By-Laws to be adopted, is contained in the notice of such special meeting.

A-2

Appendix B

Proposed Amendments to

Restated Certificate of Incorporation

of Torchmark Corporation

to Remove “Fair Price” Provisions

(Deletions indicated by strikeout and additions indicated by underline)

Delete Article TENTH in its entirety and renumber Article ELEVENTH as Article TENTH, as follows:

~~TENTH:~~

~~Section 1. Vote Required for Certain Business Combinations.~~

~~A.~~	~~Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law or this Certificate of Incorporation, and except as otherwise expressly provided in Section 2 of this Article Tenth:~~

~~(i)~~	~~any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of any Interested Stockholder; or~~

~~(ii)~~	~~any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $5,000,000 or more; or~~

~~(iii)~~	~~the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $5,000,000 or more; or~~

~~(iv)~~	~~the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or~~

~~(v)~~	~~any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction(whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder;~~

~~shall require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the Voting Stock), voting together as a single class (it being understood that for purposes of this Article Tenth, each share of the Voting Stock shall have the number of votes granted to it pursuant to Article Fourth of this Certificate of Incorporation). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.~~

~~B.~~	~~Definition of “Business Combination”. The term “Business Combination” as used in this Article Tenth shall mean any transaction which is referred to in any one or more of clauses (i) through (v) of paragraph A of this Section 1.~~

~~Section 2. When Higher Vote is Not Required.~~

~~The provisions of Section 1 of this Article Tenth shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Certificate of Incorporation, if all of the conditions specified in either of the following paragraphs A and B are met:~~

~~A.~~	~~Approval by Continuing Directors. The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined).~~

~~B.~~	~~Price and Procedure Requirements. All of the following conditions shall have been met:~~

~~(i)~~	~~The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:~~

~~(a)~~	~~the higher of (1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it within the two-year period immediately prior to an announcement of the proposal of the Business Combination (the Announcement Date) or (2) the highest per share price paid in the transaction in which it became an Interested Stockholder, and~~

~~(b)~~	~~the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such latter date is referred to in this Article Tenth as the Determination Date), whichever is higher.~~

~~(ii)~~	~~The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock (other than Institutional Voting Stock, as hereinafter defined) shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph B (ii) shall be required to be met with respect to every class of outstanding Voting Stock (other than Institutional Voting Stock), whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):~~

~~(a)~~	~~the highest of (1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it within the two-year period immediately prior to the Announcement Date or (2) the highest per share price paid in the transaction in which it became an Interested Stockholder;~~

~~(b)~~	~~the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and~~

~~(c)~~	~~the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.~~

~~(iii)~~	~~The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it.~~

~~(iv)~~	~~After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination: (a) except as approved by a majority of the~~

 ~~Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on the outstanding Preferred Stock; (b) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (c) such Interested Stockholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.~~

~~(v)~~	~~After such Interested Stockholder has become an Interested Stockholder such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.~~

~~(vi)~~	~~A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).~~

~~Section 3. Certain Definitions.~~

~~For the purposes of this Article Tenth:~~

~~A.~~	~~A “person” shall mean any individual, firm, corporation or other entity.~~

~~B.~~	~~“Interested Stockholder” shall mean any person (other than the Corporation or any Subsidiary) who or which:~~

~~(i)~~	~~is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding Voting Stock; or~~

~~(ii)~~	~~is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or~~

~~(iii)~~	~~is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.~~

~~C.~~	~~A person shall be a “beneficial owner” of any Voting Stock:~~

~~(i)~~	~~which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly;~~

~~(ii)~~	~~which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or~~

~~(iii)~~	~~which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.~~

~~D.~~	~~For the purposes of determining whether a person is an Interested Stockholder pursuant to paragraph B of this Section 3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph C of this Section 3 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.~~

~~E.~~	~~“Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on March 16, 1984.~~

~~F.~~	~~“Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph B of this section 3, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.~~

~~G.~~	~~“Continuing Director” means any member of the Board of Directors of the Corporation (the Board) who is unaffiliated with the Interested Stockholder and was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director who is unaffiliated with the Interested Stockholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.~~

~~H.~~	~~“Fair Market Value” means:~~

~~(i)~~	~~in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in good faith; and~~

~~(ii)~~	~~in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board in good faith.~~

~~I.~~	~~“Institutional Voting Stock” shall mean any class of Voting Stock which was issued to and continues to be held solely by one or more insurance companies, pension funds, commercial banks, savings banks or similar financial institutions or institutional investors.~~

~~J.~~	~~In the event of any Business Combination in which the Corporation survives, the phrase “other consideration to be received” as used in paragraph B(i) and (ii) of Section 2 of this Article Tenth shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.~~

~~Section 4. Power of Directors.~~

~~The directors of the Corporation shall have the power and duty to determine for the purposes of this Article Tenth, on the basis of information known to them after reasonable inquiry,~~

 ~~(A) whether a person is an Interested Stockholder, (B) the number of shares of Voting Stock beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another, (D) whether a class of Voting Stock is Institutional Voting Stock and (E) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $5,000,000 or more.~~

~~Section 5. No Effect on Fiduciary Obligations of Interested Stockholders.~~

~~Nothing contained in this Article Tenth shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.~~

~~Section 6. Amendment, Repeal, etc.~~

~~Notwithstanding any other provisions of this Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws of the Corporation), the affirmative vote of the holders of 80% or more of the voting power of the shares of the then outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article Tenth of this Certificate of Incorporation.~~

~~ELEVENTH:~~TENTH: The Corporation reserves the right at any time from time to time to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force and not inconsistent with the provisions in this Certificate of Incorporation or in the By-Laws may be added or inserted in the manner now or hereafter prescribed by law. All rights, preferences, privileges of whatsoever nature conferred upon stockholders, directors or any other persons whosoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are avail able 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Torchmark Corporation

INTERNET http://www.proxyvoting.com/tmk

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and re turn it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO#

69868 FOLD AND DETACH HERE

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” ITEMS 2, 3 AND 4.

Please mark your votes as indicated in this example X

1. Election of Directors FOR WITHHOLD

ALL FOR ALL * EXCEPTIONS FOR AGAINST ABSTAIN

01 Charles E. Adair 02 Lloyd W. Newton 03 Darren M. Rebelez

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

* Exceptions

2. Ratification of Audit ors

3. Amendment of By-Laws and Certificate of Incorporation remove supermajority voting requirements

4. Amendment of Certificate of Incorporation to repeal “fair price” provision

Mark Here for Address Change or Comments SEE REVERSE

Signature Signature Date

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your Torchmark Corporation account online.

Access your Torchmark Corporation account online via Investor ServiceDirect® (I SD).

BNY Mellon Shareowner Services, the transfer agent for Torchmark Corporation, now makes it easy and convenient to get current information on your shareholder account.

• View account status • View payment history for dividends

• View certificate history • Make address changes

• View book-entry in formation • Obtain a duplicate 1099 tax form

Vis it us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163

Div id end Reinvestment: Torchmark maintains a Dividend Reinvestment Plan for all holders of its common stock. Under the plan, shareholders may reinvest all or part of their dividends in additional shares of common stock and may also make periodic additional cash payments of up to $3,000 toward the purchase of Torchmark stock. Participation is entirely voluntary. More information on the plan can be obtained by calling 1-866-557-8699.

Direct Deposit of Dividends: Torchmark makes direct deposit of cash dividends available to its shareholders. To obtain information and materials for participation in this service, please call 1-866-557-8699.

www.torchmarkcorp.com: Torchmark’s web site, https://www.torchmarkcorp.com, contains financial in formation about the company, information regarding our insurance subsidiaries and corporate governance information. The Company’s Shareholder Rights Policy is also posted on the website.

Multiple Annual Rep orts: Securities and Exchange Commission rules require that an annual report precede or be included with proxy materials. If you have multiple Torchmark accounts, you may be receiving more than one Torchmark annual report, which is costly to Torchmark and may be inconvenient to you. You may authorize Torchmark to discontinue mailing extra reports by calling 1-866-557-8699. At least one account MUST continue to receive an annual report. Eliminating these duplicate mailings will not affect receipt of future proxy statements, proxy cards or dividend checks. To resume the mailing of an annual report to an account, please call 1-866-557-8699.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders The Proxy Statement and the 2009 Annual Report to Stockholders are available at: http://www.torchmarkcorp.com/annualreport.htm

FOLD AND DETACH HERE

PROXY

TORCHMARK CORPORATION

PROXY/DIRECTION CARD FOR ANNUAL MEETING ON APRIL 29, 2010

THIS PROXY/DIRECTION IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY.

The undersigned hereby appoints Mark S. McAndrew and Larry M. Hutchison, jointly and severally with full power of substitution, to vote all shares of common stock which the undersigned holds of record and is entitled to vote at the Annual Meeting of Shareholders to be held at Company Headquarters, 3700 South Stonebridge Drive, McKinney, Texas 75070 on the 29th day of April, 2010 at 10:00 a.m. (CDT), or any adjournment thereof. All shares votable by the undersigned including shares held of record by agents or trustees for the undersigned as a participant in the Dividend Reinvestment Plan (DRP), Torchmark Corporation Savings and Investment Plan (TTP), Liberty National Life Insurance Company 401(K) Plan (LNL 401K) and the Profit Sharing and Retirement Plan of Liberty National Life Insurance Company (LNL PS&R) will be voted in the manner specified and in the discretion of the persons named above or such agents or trustees on such other matters as may properly come before the meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

WO# 69868

PRINT AUTHORIZATION

To commence printing on this proxy card please sign, date and fax this card to: 201-369-9711 SIGNATURE: DATE:

(THIS BOXED AREA DOES NOT PRINT)